Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
by and among
TOWNSEND HOLDINGS LLC,
NORTHSTAR ASSET MANAGEMENT GROUP INC.,
SINCLAIR GROUP, INC.,
GTCR PARTNERS X/B LP,
GTCR FUND X/C LP,
THE INDIVIDUALS LISTED ON SCHEDULE A,
TOWNSEND ACQUISITION LLC,
AND
GTCR/AAM BLOCKER CORP.
October 15, 2015

.

i

4.21	Regulatory Reports and Registrations	23
4.22	Investment Advisory Activities	24
4.23	Certain Private Fund Financial and Regulatory Matters	24
4.24	Townsend UK	25
4.25	ERISA	26
4.26	No Other Representations or Warranties	26

Article V REPRESENTATIONS AND WARRANTIES OF THE BLOCKER CORP		26
5.01	Blocker Corp Organization and Organizational Power	26
5.02	Blocker Corp Capitalization	26
5.03	Consents and Approvals	27
5.04	Blocker Corp Operations; No Liabilities or Obligations	27
5.05	Blocker Corp Tax Matters	27
5.06	Brokerage	28
5.07	No Other Representations or Warranties	29

Article VI REPRESENTATIONS AND WARRANTIES OF THE SELLERS		29
6.01	Organization and Entity Power	29
6.02	Authorization	29
6.03	Title to Securities	29
6.04	No Violation	29
6.05	Governmental Consents	30
6.06	Litigation	30
6.07	Brokerage	30
6.08	No Other Representations or Warranties	30

Article VII REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		30
7.01	Organization and Organizational Power	30
7.02	Authorization	30
7.03	No Violation	31
7.04	Governmental Consents	31
7.05	Plan Assets	31
7.06	Litigation	31
7.07	Brokerage	31
7.08	Investment Representation	31
7.09	Financing	32
7.10	Solvency	32
7.11	No Other Representations or Warranties	33

Article VIII COVENANTS OF THE COMPANY AND THE BLOCKER CORP		33
8.01	Conduct of the Business	33
8.02	Access to Books and Records	36
8.03	Regulatory Filings	37
8.04	Conditions	37
8.05	Exclusive Dealing	38
8.06	Repayment of Note	38
8.07	Termination of Marketing Agreement	38

8.08	Consents	38
8.09	Financing	38
8.10	Bonus Agreements	40
8.11	Closing Payment Distributions	40

Article IX COVENANTS OF THE PURCHASER		40
9.01	Access to Books and Records	40
9.02	Director and Officer Liability and Indemnification	41
9.03	Employment and Benefit Arrangements	42
9.04	Regulatory Filings	43
9.05	Conditions	44
9.06	Contact with Employees, Customers and Suppliers	44
9.07	Purchaser Financing.	45

Article X TERMINATION		46
10.01	Termination	46
10.02	Effect of Termination	47

Article XI ADDITIONAL COVENANTS		47
11.01	Disclosure Generally	47
11.02	Provision Respecting Legal Representation	48
11.03	Tax Matters	48
11.04	Non-Fund Client Consents	53
11.05	Private Fund Consents	54
11.06	Releases	54
11.07	Operating Agreement	55

Article XII INDEMNIFICATION		55
12.01	Survival	55
12.02	Indemnification of Sellers and Company Directors and Officers by Purchaser	56
12.03	Indemnification of the Purchaser by the Sellers	57
12.04	Procedures Relating to Indemnification	58
12.05	Limitations on Indemnification.	60
12.06	Indemnity Payments	61
12.07	Insurance; Recoveries	61
12.08	Exclusive Remedy	62

Article XIII DEFINITIONS		62
13.01	Definitions	62
13.02	Other Definitional Provisions	73
13.03	Index of Defined Terms	73

Article XIV MISCELLANEOUS		76
14.01	Representative.	76
14.02	Press Releases and Communications	78
14.03	Expenses	78

14.04	Acknowledgment of the Purchaser	78
14.05	Survival; Certain Waivers	79
14.06	Notices	80
14.07	Assignment	83
14.08	Severability	83
14.09	References	83
14.10	Construction	83
14.11	Amendment and Waiver	84
14.12	Complete Agreement	84
14.13	Third‑Party Beneficiaries	84
14.14	Delivery by Electronic Transmission	84
14.15	Counterparts	85
14.16	Governing Law	85
14.17	Jurisdiction	85
14.18	Waiver of Trial by Jury	85
14.19	Specific Performance	86
14.20	Debt Financing Sources	86

INDEX OF EXHIBITS
Exhibit A        Example Calculation of Net Working Capital
Exhibit B        Form of Escrow Agreement
Exhibit C        Affirmative Consent Notice
Exhibit D        Negative Consent Notice

INDEX OF SCHEDULES
Schedule A
Seller Schedule
Revenue Run Rate Schedule
Co-Investment Amount Schedule
Indebtedness Schedule
Subsidiaries Schedule
Authorization Schedule
Capitalization Schedule
Financial Statements Schedule
Actual Revenue Schedule
Internal Controls Schedule
Developments Schedule
Leased Real Property Schedule
Taxes Schedule
Contracts Schedule
Intellectual Property Schedule
Litigation Schedule
Governmental Consents Schedule
Employee Benefits Schedule
Bonus Agreement Schedule
Insurance Schedule
Compliance with Laws Schedule
Environmental Schedule
Affiliated Transactions Schedule
Labor Matters Schedule
Brokerage Schedule
Regulatory Reports Schedule
Investment Advisory Schedule
Private Funds Schedule
Blocker Corp Capitalization Schedule
Blocker Corp Assets and Liabilities Schedule
Blocker Corp Authorization Schedule
Title to Securities Schedule
Conduct of Business Schedule
Permitted Liens Schedule
Negative Consent Client Schedule
Aggregate Base Revenue Run Rate Schedule
Allocation Methodology Schedule
Restructuring Transactions Schedule

v

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of October 15, 2015, is made by and among Townsend Holdings LLC, a Delaware limited liability company (the "Company"), NorthStar Asset Management Group Inc., a Delaware corporation (the "Purchaser"), Sinclair Group, Inc., an Ohio corporation ("Sinclair"), GTCR Partners X/B LP, a Delaware limited partnership ("GTCR X/B"), GTCR Fund X/C LP, a Delaware limited partnership (the "Blocker Seller"), the individuals listed on Schedule A (the "Management Sellers"), Townsend Acquisition LLC, a Delaware limited liability company, on behalf of itself ("Townsend Acquisition" and together with Sinclair, GTCR X/B, the Blocker Seller and the Management Sellers, the "Sellers"), and, in its capacity as designated agent and representative of the Sellers (in such capacity, the "Representative"), and GTCR/AAM Blocker Corp., a Delaware corporation (the "Blocker Corp"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XIII.
WHEREAS, (i) Townsend Acquisition is the record and beneficial owner of 700,000 Class B Units of the Company (the "Townsend Acquisition Units"), (ii) Sinclair is the record and beneficial owner of 211,800 Class B Units of the Company (the "Sinclair Units"), and (iii) the Management Sellers are collectively the record and beneficial owners of 88,200 Class B Units and 40,000 Capital Incentive Units of the Company (together, the "Management Units" and, together with the Townsend Acquisition Units (other than any Class B Units held by the Blocker Corp following the Restructuring Transactions (the "Blocker Units")) and the Sinclair Units, the "Units").
WHEREAS, the Blocker Seller is the direct owner of 100 shares of common stock of the Blocker Corp (the "Blocker Shares" and, together, with the Units, the "Securities").
WHEREAS, upon the consummation of the Restructuring Transactions, the Blocker Seller will be the record and beneficial owner of the Blocker Shares, and Townsend Acquisition, Sinclair, the Blocker Corp, GTCR X/B and the Management Sellers will collectively be the record and beneficial owner of all outstanding Class B Units and Capital Incentive Units of the Company, which represent all of the limited liability company membership interests of the Company on a fully diluted basis.
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which (i) the Sellers (other than the Blocker Seller) shall sell to the Purchaser, and the Purchaser shall purchase from such Sellers, all of the Units (other than the Retained Units), and (ii) the Blocker Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Blocker Seller, all of the Blocker Shares, each on the terms and subject to the conditions set forth herein.
WHEREAS, concurrent with the execution and delivery of this Agreement, the Purchaser, Sinclair and each of the Management Sellers has executed the New Operating Agreement, which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF UNITS
1.01    Restructuring Transactions; Sale and Purchase of Units.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing (except that the transactions described in clause (vi) shall occur immediately after the Closing), the Blocker Seller shall cause the following transactions to occur (collectively, the "Restructuring Transactions"):
(i)    Townsend Acquisition shall distribute a number of Class B Units of the Company (the "Restructuring Units") to Townsend Intermediate Acquisition LLC ("Townsend Intermediate");
(ii)    Townsend Intermediate shall distribute the Restructuring Units to Aligned Asset Managers LLC ("Aligned");
(iii)    Aligned shall redeem certain of the interests in Aligned held by GTCR/AAM Splitter LP ("GTCR Splitter") in exchange for the Restructuring Units;
(iv)    GTCR Splitter shall (A) redeem certain of the interests in GTCR Splitter held by Blocker Corp in exchange for a portion of the Restructuring Units and (B) redeem certain of the interests in GTCR Splitter held by GTCR X/B in exchange for the remainder of the Restructuring Units;
(v)    Blocker Corp shall form a new wholly owned, direct subsidiary that is a Delaware corporation ("Blocker II"); and
(vi)    in connection with and immediately following the Closing on the Closing Date, Blocker Corp shall transfer its interest in GTCR Splitter to Blocker II and Blocker Corp shall transfer all of the stock of Blocker II to Blocker Seller;
provided that in no event will the Class B Units owned by Blocker Corp following the Restructuring Transactions exceed twenty (20) percent of the aggregate consideration paid in respect of the Blocker Shares and the Units plus the fair market value of any Retained Units (determined on the basis of the per-Unit consideration) paid for the Units pursuant to this Agreement.

For illustrative purposes only, the Restructuring Transactions are further described on the Restructuring Transactions Schedule attached hereto.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from such Seller on the Closing, as applicable, (i) the Units (other than Retained Units), in each case, set forth next to such Seller's name on the Seller Schedule, which are all of the outstanding equity securities (other than the Retained Units and the Blocker Units) of the Company as of the date hereof, and (ii) the Blocker Shares, in each case free and clear of any Liens.
1.02    Consideration. As consideration for the Units (other than Retained Units) and the Blocker Shares, the Purchaser shall pay to the Sellers, in the manner described herein, an amount equal to the Closing Cash Consideration plus the Additional Consideration.
1.03    Closing Calculations.
(a)    Not less than four (4) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser for Purchaser's review, (x) the Company's good faith estimate (the "Closing Estimate") of (i) Cash (the "Estimated Cash"), (ii) Indebtedness (the "Estimated Indebtedness") and (iii) Net Working Capital calculated in accordance with Exhibit A (the "Estimated Net Working Capital"), (y) Transaction Expenses and (z) a copy of the financial statements or other evidence from which the foregoing items in (x) (i) – (iii) were calculated. The Purchaser and the Company agree to work in good faith to resolve any disagreements in the calculation of the foregoing items in (x) (i) – (iii). If the Purchaser and the Company are unable to resolve any such disagreement within two (2) Business Days of the Company's delivery of such estimates, then the Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital shall be as set forth in the Company's Closing Estimate.
(b)    Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a schedule substantially in the form of the Revenue Run Rate Schedule, which shall set forth (i) each Client as of the Base Date, (ii) each Person that enters into an Investment Advisory Contract with the Company to become a new Client after the Base Date and prior to the Closing Calculation Date (a "New Client") (for clarity, an Affiliate of an existing Client (i.e., a new fund managed or owned by an entity that manages or owns a Client as of the Base Date) that enters into a new Investment Advisory Contract with the Company after the Base Date shall be considered a New Client, provided that the revenues under such Investment Advisory Contract would constitute new revenues to the Company), (iii) each Client's Base Revenue Run Rate (if such Client is a Client as of the Base Date) and each New Client's New Client Revenue Run Rate, (iv) whether such Client is a Non-Fund Client or a Private Fund, (v) whether such Client has Consented as of the Closing Calculation Date, (vi) the New Client Aggregate Closing Revenue Run Rate and (vii) the Aggregate Consented Client Closing Revenue Run Rate (all of the components of clause (i) through (vii) collectively, the "Revenue Run Rate Components").
1.04    Final Closing Balance Sheet Calculation.
(a)    As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchaser will deliver to the Representative (i) a consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the "Closing Balance Sheet") and (ii) a statement showing the calculation of Cash, Indebtedness and Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the "Preliminary Statement").
(b)    The Closing Balance Sheet shall be prepared and Cash, Indebtedness and Net Working Capital shall be determined (including for purposes of Section 1.03) on a consolidated basis in accordance with GAAP and the definitions set forth in this Agreement as of the open of business on the Closing Date (i) using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital set forth on Exhibit A and, to the extent not specified on Exhibit A, in the preparation of the Latest Balance Sheet, (ii) to the extent applicable, in accordance with any changes (either permitted under the terms of this Agreement or as agreed to by Purchaser) to such accounting methods, policies, principles, practices and procedures which are documented in the Company's books and records prior to the Closing, (iii) not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or (iv) based on facts and circumstances as they exist on the Closing Date and shall exclude the effect of any act, decision or event occurring on or after the Closing, in each case of (i) – (iii), to the extent consistent with GAAP. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness and Net Working Capital and the related purchase price adjustment contemplated by this Section 1.04 and Section 1.05 is to (x) measure the amount of Cash and Indebtedness and (y) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness or Net Working Capital except to the extent required otherwise under GAAP. To the extent reasonably necessary to review the Preliminary Statement, the Representative and its accountants and other representatives shall be permitted full access to review the Company's and its Subsidiaries' books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated hereby and to the Company's and its Subsidiaries' employees and accountants involved in such preparation.
(c)    The Representative and its accountants and other representatives may make inquiries of the Purchaser, the Company and their respective accountants regarding questions or disagreements. The Purchaser shall cooperate with and respond promptly to such inquiries, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond promptly to such inquiries.
(d)    If the Representative has any objections to the Preliminary Statement, then the Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to the Purchaser within thirty (30) days after delivery of the Preliminary Statement to the Representative, the Preliminary Statement shall be final, binding and non‑appealable by the parties hereto. The Representative and the Purchaser shall negotiate in good faith to resolve the objections set forth in the Objections Statement, but if they do not reach a final resolution of all items in the Objections Statement within thirty (30) days after the delivery of the Objections Statement, the Representative and the Purchaser shall submit such dispute to Duff & Phelps Corporation (the "Valuation Firm"). The parties will execute a customary engagement letter and cooperate in good faith with the Valuation Firm during the term of its engagement. The Valuation Firm shall make a final determination of the disputed items, the resulting calculations of Cash, Indebtedness and Net Working Capital, and the resulting Final Cash Consideration calculated with reference to such amounts, in accordance with the guidelines and procedures set forth in this Agreement. Such determination will be final and binding on the parties on the date the Valuation Firm delivers such determination in writing to the Purchaser and the Representative (such date, the "Settlement Date"). The costs and expenses of the Valuation Firm shall be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Valuation Firm) determined in favor of the other party by the Valuation Firm bears to the dollar value contested by such party in the written presentation to the Valuation Firm. For example, if the Representative submits an Objections Statement to the Valuation Firm for $1,000, and if the Purchaser contests to the Valuation Firm only $500 of the amount claimed by the Representative, and if the Valuation Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Sellers.
1.05    Post‑Closing Adjustment Payment.
(a)    If the Final Closing Payment is greater than the Closing Payment, then the Purchaser shall promptly (but in any event within five (5) Business Days) pay, or cause to be paid, to the Paying Agent, on behalf of the Sellers, the amount of such excess by wire transfer of immediately available funds to an account or accounts designated in writing by the Paying Agent to the Purchaser.
(b)    If the Closing Payment is greater than the Final Closing Payment (such excess, the "Excess Amount"), the Representative and the Purchaser shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of an amount equal to the lesser of (x) the Excess Amount and (y) the Escrow Amount, in each case, from the Escrow Account, within two (2) Business Days after the Settlement Date (or, if earlier, the final determination of the Final Closing Payment), to the Purchaser solely from and only to the extent of the remaining Escrow Amount.
(c)    The Purchaser agrees that (i) the payments from the Escrow Funds contemplated by Section 1.05(b) shall be the sole and exclusive remedy and source of recovery for the Purchaser for payment of the Excess Amount, if any, and any amounts owing to the Purchaser pursuant to Section 1.05(b), even if the Excess Amount exceeds the Escrow Funds, and (ii) the adjustments to Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital provided for in Section 1.04 and the related dispute resolution provisions provided for in Section 1.04(d) shall be the exclusive remedies for the determination of Cash, Indebtedness and Net Working Capital and all components thereof and disputes related thereto.
1.06    Post-Closing Client Consent Payments. In the case of a Closing for which the Aggregate Consented Client Closing Revenue Run Rate was less than 100% of the Aggregate Base Revenue Run Rate, if a Written Consent Client that was a Client as of the Base Date or a New Client and that had not Consented as of the Closing Calculation Date provides Consent to the Company with respect to its Investment Advisory Contract within twelve (12) months after the Closing Calculation Date (the "Measurement Date"), then Purchaser will pay (x) within five business days following the end of each fiscal quarter following the Settlement Date (or, if earlier, the final determination of the Final Closing Payment), solely with respect to such Consents received in such quarter, and (y) within five business days following the Measurement Date, solely with respect to such Consents received since the last fiscal quarter prior to the Measurement Date, an amount equal to (a) the Final Cash Consideration multiplied by (b) a fraction, the numerator of which is such Client's Base Revenue Run Rate or in the case of a New Client, 50% of such New Client's New

Client Revenue Run Rate, and the denominator of which is the Aggregate Base Revenue Run Rate (i) first, up to the Adjustment Amount, to the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement and (ii) second, with respect to any amount in excess of the Adjustment Amount, to the Paying Agent, on behalf of the Sellers. Notwithstanding anything in this Agreement to the contrary, no payment shall be required to be made under this Section 1.06 to the extent such payment would cause the total of all payments made by the Purchaser under Section 2.02(a), Section 1.05(a) and this Section 1.06 to exceed 100% of the Final Cash Consideration.
1.07    Representative Holdback. The Representative is entitled to pay on behalf of the Sellers, and to the extent paid by the Representative from its own funds, obtain reimbursement from the Sellers for, any fees, costs and expenses incurred by the Representative in the performance of its duties hereunder (whether prior to or after the Closing) from the Representative Holdback Amount and any other funds paid to the Representative pursuant to Section 14.01(e). At any time, the Representative may determine, in its sole discretion, to release all or a portion of the Representative Holdback Amount and any other funds paid to the Representative pursuant to Section 14.01(e) to the Sellers, and such payment shall be made in accordance with Section 1.09.
1.08    Co-Investment Amount. The Purchaser shall pay to the Paying Agent, on behalf of the Sellers (to be distributed to each Seller based on its Pro Rata Portion), an amount equal to the Applicable Percentage of the proceeds realized from the Co-Investment Amounts set forth on the Co-Investment Amount Schedule (the "Co-Investment Amounts") and the Interim Co-Investment Amounts, in each case, as and promptly after the funds are received by the Company. For the avoidance of doubt, such proceeds (i) shall include the cost basis plus any return on such Co-Investment Amounts and the Interim Co-Investment Amounts, and (ii) shall exclude any amounts related to the Company's carried interest (if any) related to such Co-Investment Amounts and Interim Co-Investment Amounts; provided, that under no circumstances shall the aggregate amount paid to the Sellers pursuant to this Section 1.08 exceed $40 million.
1.09    Additional Consideration.
(a)    Promptly (and in any event within five (5) Business Days) after the Paying Agent receives any Additional Consideration on behalf of the Sellers (including pursuant to Section 1.05, Section 1.06, Section 1.07 or Section 1.08), the Representative shall calculate the applicable Pro Rata Portion of such Additional Consideration to be paid to each Seller. The Representative will then notify the Paying Agent of such calculations and the amount to be distributed to each Seller based upon such calculation. The Paying Agent will distribute such amounts, as applicable, in accordance with the irrevocable instructions so received from the Representative. None of the Escrow Agent, the Paying Agent, or the Purchaser will have any liability or obligation to any Seller for any distribution made in accordance with the instructions of the Representative.
(b)    For the avoidance of doubt and notwithstanding anything to the contrary herein, as between the Blocker Seller and the Sellers other than the Blocker Seller, any liabilities of the Sellers hereunder in respect of the Blocker Corp will be borne solely by the Blocker Seller, and any assets of the Sellers in respect of, or increase in the Closing Cash Consideration, Final Cash Consideration or Additional Consideration attributable to, the Blocker Corp (including any Cash held by the Blocker Corp) shall be for the account of the Blocker Seller, in each case, as determined by the Representative in its good faith discretion. In the event that the liabilities to be borne solely by the Blocker Seller pursuant to this Section 1.09(b) are paid from the Escrow Funds, then the Blocker Seller shall deposit an amount equal to such paid amount into the Escrow Account and, for the avoidance of doubt, the Blocker Seller shall not be relieved (i) from making such a contribution if the Escrow Funds shall have been entirely depleted, or (ii) from any liability of the Blocker Seller, which it may have pursuant to Article XII, to the extent the Escrow Funds shall have been distributed to the Sellers in accordance with the Escrow Agreement.
1.10    Withholding Rights. The Purchaser shall be entitled to deduct and withhold from any amounts payable to any Seller under this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law, provided that Purchaser shall provide Representative at least five (5) Business Days' written notice of any anticipated withholding and the basis for such withholding, and shall reasonably cooperate with Representative to legally minimize or avoid such withholding requirement. To the extent that such amounts are so withheld and paid over to or deposited with the relevant taxing authority by Purchaser in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect to which such deduction and withholding was made.
ARTICLE II

THE CLOSING
2.01    The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP ("K&E") located at 300 North LaSalle Street, Chicago, Illinois 60654, or remotely via electronic exchange of documents and signatures, at 10:00 a.m. local time on the second (2nd) Business Day following full satisfaction or due waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being satisfied or waived at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company. The date and time of the Closing are referred to herein as the "Closing Date."
2.02    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Purchaser and the Sellers shall consummate the following transactions (the "Closing Transactions") on the Closing Date:
(a)    the Purchaser shall deliver to the Paying Agent, on behalf of the Sellers, by wire transfer of immediately available funds to the account(s) designated in writing by the Paying Agent prior to the Closing an amount (the "Closing Payment") equal to (A) the applicable amount contemplated by clauses (i), (ii) or (iii) below minus (B) the Escrow Amount (less an amount equal to the Adjustment Amount) minus (C) the Transaction Expenses minus (D) the Representative Holdback Amount:
(i)    if the Aggregate Consented Client Closing Revenue Run Rate is equal to or greater than 85% of the Aggregate Base Revenue Run Rate, an amount (not to exceed 100% of the Closing Cash Consideration) equal to the product of (A) 100% of the Closing Cash Consideration and (B) a quotient, the numerator of which is the Aggregate Consented

Client Closing Revenue Run Rate and the denominator of which is the Aggregate Base Revenue Run Rate;
(ii)    if a Sellers Election has been invoked, an amount equal to the product of (A) 100% of the Closing Cash Consideration and (B) a quotient, the numerator of which is the Aggregate Consented Client Closing Revenue Run Rate and the denominator of which is the Aggregate Base Revenue Run Rate; or
(iii)    if a Purchaser Election has been invoked, an amount equal to 85% of the Closing Cash Consideration;
(b)    the Paying Agent shall pay the Closing Payment to the Sellers, by wire transfer of immediately available funds to the account designated by each Seller in accordance with the terms of the Paying Agent Agreement and the Allocation Methodology Schedule;
(c)    the Purchaser shall deposit the Escrow Amount (less an amount equal to the Adjustment Amount) into an escrow account (the "Escrow Account") established pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") by and among the Purchaser, the Representative, and Citibank, N.A., as escrow agent (the "Escrow Agent"), substantially in the form of Exhibit B;
(d)    concurrent with the Closing, (i) the applicable Management Sellers shall repay in full the Management Notes; and (ii) the Company shall repay all Indebtedness under the Term Loan Agreement, dated September 4, 2014, by and between the Company and FirstMerit Bank, N.A.;
(e)    the Purchaser shall pay, or cause to be paid, on behalf of the Sellers and the Company (as applicable), on or before the Closing, the Transaction Expenses by wire transfer of immediately available funds as directed by the Company prior to the Closing;
(f)    the Purchaser shall pay, or cause to be paid, an amount equal to $1,000,000 (the "Representative Holdback Amount") to the Representative at the Closing, on behalf of the Sellers, by wire transfer of immediately available funds to a segregated account designated by the Representative;
(g)    each Seller shall sell, assign, transfer and deliver to the Purchaser, as applicable, (i) an assignment separate from certificate with respect to the Units (other than the Retained Units) set forth next to such Seller's name on the Seller Schedule and (ii) stock certificates and stock powers with respect to the Blocker Shares; and
(h)    the Purchaser, the Company and the Sellers shall make such other deliveries as are required by Article III.

ARTICLE III

CONDITIONS TO CLOSING
3.01    Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:
(a)    (i) The representations and warranties set forth in Article IV, Article V and Article VI (other than the Company Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, (ii) the representations and warranties set forth in Article IV, Article V and Article VI that address matters as of particular dates (other than the Company Fundamental Reps) shall be true and correct as of such dates, except where the failure of such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not, individually or in the aggregate, had a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), and (iii) the Company Fundamental Reps shall be true and correct in all respects as of the Closing Date, other than any de minimis breach thereof;
(b)    Each of the Sellers, the Company and the Blocker Corp shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;
(c)    The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated;
(d)    The FCA having given notice in writing in accordance with section 189(4) or 189(7) of FSMA approving the Purchaser and any another person who would by virtue of the Closing Transactions acquire control of Townsend UK within the meaning of Section 181 of FSMA as controllers of Townsend UK with such approval being in full force and effect, or, in the absence of such notice from the FCA, the FCA being treated in accordance with section 189(6) of FSMA as having approved the Purchaser and any other persons acquiring control of Townsend UK as such controllers (the "FCA Condition");
(e)    One of the following shall be true: (i) the Aggregate Consented Client Closing Revenue Run Rate shall equal or exceed 85% of the Aggregate Base Revenue Run Rate, or (ii) the Aggregate Consented Client Closing Revenue Run Rate shall equal or exceed 80% but be less than 85% of the Aggregate Base Revenue Run Rate and the Purchaser shall have received an irrevocable written notice from the Representative forcing the waiver of Purchaser's condition set forth in Section 3.01(e)(i) (a "Sellers Election");
(f)    No judgment, decree, order or applicable Law shall have been entered or be in effect which would prevent or make illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare or make unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(g)    The Sellers, the Company or the Blocker Corp, as applicable, shall have delivered to the Purchaser each of the following:
(i)    a certificate of the Company, dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Company, have been satisfied;
(ii)    a certificate of the Representative (on behalf of the Sellers), dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a), 3.01(b), 3.01(h) and 3.01(i), as they relate to any of the Sellers, have been satisfied;
(iii)    a certificate of the Blocker Corp, dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a), 3.01(b) and 3.01(i), as they relate to the Blocker Corp, have been satisfied; and
(iv)    each Seller shall have delivered to the Purchaser a certificate duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that such Seller is not a "foreign person" within the meaning of Section 1445 of the Code;
(h)    The applicable Sellers shall have delivered to Purchaser evidence that the Sinclair Seller Note has been or will be repaid in full at Closing; and
(i)    The Restructuring Transactions shall have been completed in accordance with Section 1.01(a).
3.02    Conditions to the Sellers' Obligations. The obligation of the Sellers, the Company, the Blocker Corp and the Representative to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Representative) of the following conditions as of the Closing Date:
(a)    (i) The representations and warranties set forth in Article VII (other than the Purchaser Fundamental Reps) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for any failure of any such representations and warranties to be true and correct that has not had a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (ii) the Purchaser Fundamental Reps shall be true and correct in all respects as of the Closing Date, other than any de minimis breach thereof;
(b)    The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;
(c)    The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated;
(d)    The FCA Condition shall have been satisfied;

(e)    One of the following shall be true: (i) the Aggregate Consented Client Closing Revenue Run Rate shall equal or exceed 85% of the Aggregate Base Revenue Run Rate, or (ii) the Aggregate Consented Client Closing Revenue Run Rate shall equal or exceed 80% but be less than 85% of the Aggregate Base Revenue Run Rate and the Representative shall have received an irrevocable written notice from the Purchaser forcing the waiver of Representative's condition set forth in Section 3.02(e)(i) (a "Purchaser Election");
(f)    No judgment, decree, order or applicable Law shall have been entered or be in effect which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare or make unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(g)    The Purchaser shall have delivered to the Representative a certificate of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied.
3.03    Frustration of Conditions. None of the Company, the Purchaser or the Sellers may rely on the failure of any condition set forth in Section 3.01 or 3.02, as applicable, to be satisfied if such failure was caused by such party's bad faith; provided that nothing in this Agreement shall require a party to violate applicable Law.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this Article IV are true and correct, except as set forth in the schedules accompanying this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedules").
4.01    Organization and Organizational Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.
4.02    Subsidiaries. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule. The Company and/or a wholly owned Subsidiary thereof owns of record and beneficially, free and clear of any Liens, all of the outstanding stock, membership interests, or other equity securities of each of the Company's Subsidiaries, other than Permitted Liens and Liens set forth on the Subsidiaries Schedule. No equity securities of any Subsidiary are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any right or otherwise. There are no contracts, commitments, arrangements or understandings (a) by which the Company or any of its Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any Subsidiary or (b) that relate to the Company's or any of its Subsidiaries' rights to vote or dispose of any equity securities of any Subsidiary. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or limited liability company power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to have such power and authority or to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.
4.03    Authorization; No Breach; Valid and Binding Agreement. Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth on the Authorization Schedule and except for the applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not (a) violate any Law applicable to the Company and its Subsidiaries, (b) violate the provisions of the Company's or its Subsidiaries' certificates or articles of formation or incorporation, bylaws or operating agreements, or (c) result in any breach of, constitute a default under, violate, or result in the creation of any Lien upon any assets of the Company or its Subsidiaries under, any agreement or instrument set forth on the Contracts Schedule, except, in each case, for any such violations, breaches, defaults, or Liens that has not had and would not reasonably be expected to have a Material Adverse Effect. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
4.04    Capitalization. The authorized and outstanding equity capitalization of the Company is set forth on the Capitalization Schedule. All Units and Blocker Units are duly authorized, validly issued and outstanding. Other than the Units and the Blocker Units, the Company does not have any equity securities, units, membership interests or securities containing any equity features (including any equity interest or instrument or agreement conferring any voting or approval rights, or any profit or similar interest) issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries. The Company has no outstanding "earn out" obligations to any Person. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire, or sell, any membership interests or units of the Company's or its Subsidiaries' equity securities or any profit or similar interests in the Company or any of its Subsidiaries. There are no outstanding bonds, debentures, notes or other similar obligations issued by the Company or any of its Subsidiaries. The applicable participation threshold for each Capital Incentive Unit is set forth in the Capitalization Schedule.
4.05    Financial Statements.

(a)    Attached to the Financial Statements Schedule are: (i) the Company's unaudited consolidated balance sheet as of June 30, 2015 (the "Latest Balance Sheet") and the related statements of income and cash flows for the six (6)‑month period then ended and (ii) the Company's audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2014 (together with any financial statements for the quarterly and annual periods after June 30, 2015 delivered to Purchaser pursuant to Section 8.02(a), the "Financial Statements"). Except as set forth on the Financial Statements Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein in accordance with GAAP, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments. Except (i) as fully and adequately reflected or reserved against in the Latest Balance Sheet, (ii) for liabilities incurred in the ordinary course subsequent to the date of the Latest Balance Sheet that would not be prohibited by this Agreement and are not material to the Company or its Subsidiaries, taken as a whole, (iii) for liabilities created by virtue of entering into this Agreement and the transactions contemplated hereby, (iv) liabilities to be included in the computation of Indebtedness, Transaction Expenses and Net Working Capital or accounted for in the purchase price adjustment contemplated by Section 1.05 and Section 2.02, and (v) as set forth on the Financial Statements Schedule, the Company has no liabilities required under GAAP to be reflected in the Financial Statements.
(b)    Except as set forth on the Financial Statements Schedule, the Company and each of its Subsidiaries owns good and marketable title to, or has the valid right to use, lease or license, all of the assets and rights used in the operation of the Company's and each of its Subsidiaries', as applicable, businesses as currently conducted.
(c)    The actual revenue for each Client for (i) the twelve (12)-month period preceding August 31, 2015 and (ii) the month of August 2015 is set forth on the Actual Revenue Schedule. Since September 1, 2015, no Client set forth on the Actual Revenue Schedule has terminated its Investment Advisory Contract with the Company or its Subsidiaries.
(d)    Neither the Company nor any of its Subsidiaries is currently subject to any bankruptcy, insolvency or similar proceeding, or, to the Knowledge of the Company, is reasonably likely to become subject to such prior to the Closing.
4.06    Internal Controls.
(a)    The Company and its Subsidiaries have established and maintain a system of internal accounting controls designed to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and (ii) prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries.
(b)    Except as set forth on the Internal Controls Schedule, since November 18, 2011, neither the Company, nor any of its Subsidiaries, has received from its respective independent accountants any oral or written notification of any (i) "significant deficiency" in the design or operation of its internal controls over financial reporting, (ii) "material weakness" in its internal controls over financial reporting, or (iii) fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.
4.07    Absence of Certain Developments. From the date of the Latest Balance Sheet to the date hereof, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor its Subsidiaries has:
(a)    borrowed any material amount or incurred or become subject to any material Indebtedness (other than (i) Indebtedness incurred in the ordinary course of business and borrowings from banks (or similar financial institutions) incurred to meet ordinary course of business working capital requirements and (ii) liabilities under this Agreement);
(b)    mortgaged or pledged any material portion of its assets, except Permitted Liens;
(c)    sold, assigned or transferred any of its tangible assets, except in the ordinary course of business;
(d)    issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities, except as reflected in the Capitalization Schedule;
(e)    made any investment in excess of $500,000 in, or any loan in excess of $1,000,000 to, any other Person (other than its Subsidiaries), except in the ordinary course of business;
(f)    declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions) or repurchased any of its equity securities;
(g)    made capital expenditures in excess of $100,000 individually or $500,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments that are reflected in its annual budget as of the date hereof;
(h)    made any loan in excess of $250,000 to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;
(i)    entered into any employment contract with payments exceeding $250,000 per year, or modified the terms of any such existing contract or agreement outside the ordinary course of business or in accordance with previously agreed upon terms;
(j)    adopted a plan of liquidation, dissolution, merger, consolidation, or other reorganization;
(k)    taken any of the actions referenced in Section 8.01(b)(xi) - 8.01(b)(xvii); or
(l)    committed in writing to do any of the foregoing.

4.08    Properties.
(a)    The real property demised by the leases described on the Leased Real Property Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and the Company or its Subsidiaries holds a valid and enforceable leasehold interest under each such lease, subject to the application of any bankruptcy or creditor's rights laws. To the Company's Knowledge, neither the Company nor its Subsidiaries is in default in any material respect under any of such leases.
(b)    Other than the Leased Real Property, neither the Company nor any of its Subsidiaries owns any interest in any real property. Neither the Company nor its Subsidiaries is a party to any agreement or option to purchase any real property.
4.09    Tax Matters. Except as set forth on the Taxes Schedule:
(a)    The Company and its Subsidiaries have timely filed all income and other material Tax Returns required to be filed by or with respect to Company and its Subsidiaries and all such Tax Returns are true, accurate and complete in all material respects.
(b)    The Company and its Subsidiaries have paid all material Taxes due or payable (whether or not shown or reportable on a Tax Return), have complied with all information reporting and backup withholding requirements in all material respects, and have withheld and paid over to the appropriate taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee, creditor, independent contractor, Affiliate or other third party.
(c)    Neither the Company nor its Subsidiaries has waived or requested the waiver of any statute of limitations beyond the date hereof with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that has not yet been either paid or resolved, in each case except to the extent that liability for any such item of Taxes is less than $500,000.
(d)    No audits or administrative or judicial proceedings are currently being conducted with respect to an amount of Taxes of the Company or its Subsidiaries, and the Company or its Subsidiaries have not been notified of any proposed, considered or threatened Tax claims or assessments against the Company or its Subsidiaries, in each case except to the extent that expected liability for any such item of Taxes is less than $500,000.
(e)    Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in the two (2) years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.
(f)    Neither the Company nor its Subsidiaries is or has been a party to any "listed transaction" as defined in Code §6707A and Regulation §1.6011-4.

(g)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than an agreement entered into in the ordinary course of business, the primary of purpose of which did not relate to Taxes.
(h)    No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary, as applicable, is or may be subject to any material Taxes assessed by such jurisdiction.
(i)    Neither the Company nor its Subsidiaries is liable for Taxes of any Person (other than the Company or its Subsidiaries) as a result of being a transferee or successor of such Person.
(j)    None of the Company or any of its Subsidiaries, or the Purchaser or any of its Affiliates, will be required to include any material item of income in, or exclude any material credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any amount received by or with respect to the Company or any of its Subsidiaries prior to the Closing Date, (ii) agreement (including settlement of an audit or other controversy) of or with respect to the Company or any of its Subsidiaries with, or Tax ruling from, any Governmental Entity executed or requested on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by or with respect to the Company or any of its Subsidiaries on or prior to the Closing Date, (iv) change in accounting method (whether overall or in respect of any item) prior to the Closing by or with respect to the Company or any of its Subsidiaries, (v) any transaction occurring prior to the Closing Date, (vi) any excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or (vi) any election under Section 108(i) of the Code by or with respect to the Company or any of its Subsidiaries.
(k)    No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change of method of accounting, has been requested from, entered into with or issued by any Governmental Entity with respect to the Company or its Subsidiaries.
(l)    Each of the Company and its Subsidiaries is, and has always been, properly treated as a partnership or a "disregarded entity" for U.S. federal income tax purposes and for all state and local purposes.
For the avoidance of doubt, no representation or warranty is made regarding the existence or amount of any net operating loss, capital loss, Tax basis, or other Tax attribute of the Company or any of its Subsidiaries. The representations and warranties contained in this Section 4.09 are the sole and exclusive representations and warranties made with respect to Tax matters of the Company or any of its Subsidiaries except for the representations and warranties set forth in Section 4.05, Section 4.14 and Section 4.25 as they relate to Taxes.
4.10    Contracts and Commitments.
(a)    Except (x) as set forth on the Contracts Schedule and (y) for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 8.01, neither the Company nor its Subsidiaries is party to any:

(i)    collective bargaining agreement with any labor union;
(ii)    written pension, employee profit sharing, retirement or other form of deferred compensation plan pursuant to which the Company has obligations greater than $250,000 per annum;
(iii)    equity purchase, option or similar plan;
(iv)    contract for the employment of any officer, individual employee or other person on a full‑time or consulting basis providing for base salary compensation or consulting fees in excess of $250,000 per annum;
(v)    agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries;
(vi)    guaranty of any obligation for borrowed money or other material guaranty;
(vii)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000;
(viii)    lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000;
(ix)    contract or group of related contracts (other than Investment Advisory Contracts) with the same party for the purchase or sale of property or for the furnishing or receipt of services which provided for payments by the Company or its Subsidiaries in excess of $500,000 during the trailing twelve (12)‑month period ending on the date of the Latest Balance Sheet;
(x)    agreements relating to any completed material business acquisition by the Company or its Subsidiaries within three (3) years prior to the date hereof;
(xi)    material license or royalty agreement relating to the use of any third-party Intellectual Property (other than off-the-shelf software) for which the royalty payments exceeded $500,000 during the trailing twelve (12)‑month period ending on the date of the Latest Balance Sheet;
(xii)    license or royalty agreement relating to the use by a third party of Intellectual Property owned by the Company for which the royalty payments exceeded $500,000 during the trailing twelve‑month period ending on the date of the Latest Balance Sheet;
(xiii)    Investment Advisory Contract;

(xiv)    contract with any service provider to provide services to or on behalf of any Client;
(xv)    agreements with respect to the lending or investing of material funds to other Persons (other than Private Funds and advances to employees and accounts receivable in the ordinary course of business);
(xvi)    contract with any Governmental Entity, other than the Investment Advisory Contracts;
(xvii)    contract (other than customary confidentiality and non-solicitation agreements entered into in the ordinary course that individually or in the aggregate would not reasonably be expected to materially impact the Company's or any of its Subsidiary's business) providing for exclusive dealing or which places any limitation on the Company or its Subsidiaries from freely engaging in business anywhere in the world;
(xviii)    any contract that contains a "clawback" or similar undertaking requiring the contribution, reimbursement or refund by the Company of any prior material distribution, return of capital or fees (whether performance based or otherwise) paid to the Company; or
(xix)    any contract with (i) any Affiliate (other than the Company's Subsidiaries) of the Company, (ii) any current or former director, officer, employee, consultant or five percent (5%) or more stockholder of the Company or any Affiliate of any of the foregoing, or (iii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b‑2 and Rule 16a‑1 of the Securities Exchange Act of 1934, as amended) of a person identified in clauses (i) or (ii) of this paragraph.
(b)    Except as set forth on the Contracts Schedule, true and correct copies of all contracts which are referred to on the Contracts Schedule have been made available to the Purchaser.
(c)    To the Company's Knowledge, neither the Company nor its Subsidiaries is in default in any material respect under any contract listed on the Contracts Schedule, and each such contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
4.11    Intellectual Property.
(a)    The Intellectual Property Schedule contains a true and correct list of registered Intellectual Property owned by the Company or any of its Subsidiaries that is material to the operation of its business as presently conducted. Except as set forth on the Intellectual Property Schedule, as of the date hereof and during the immediately preceding three (3)-year period: (i) neither the Company nor its Subsidiaries has received any written notice of, or alleging or suggesting, infringement or misappropriation from any third party with respect to any Intellectual Property; (ii) to the Company's Knowledge, the Company's businesses as currently conducted do not infringe, constitute the misappropriation of or otherwise violate, and have not infringed, constituted the misappropriation of or otherwise violated, the Intellectual Property of any other Person; and (iii)

the Company owns or otherwise has the right to use, and owned or otherwise had the right to use, all material Intellectual Property used in the operation of its businesses as then conducted and as currently conducted. To the Company's Knowledge, no person is infringing, misappropriating or otherwise violating any Intellectual Property right of or licensed by the Company or any of its Subsidiaries.
(b)    The computer systems, networks, hardware, software, databases, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its Subsidiaries ("Company IT Systems") (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of such business as currently conducted and (ii) do not, to the Company's Knowledge, contain any material viruses, worms, Trojan horses, bugs, faults or other devices, errors or contaminants or effects. The Company and each of its Subsidiaries has taken commercially reasonable steps to (A) secure the Company IT Systems from unauthorized access or use by any Person, and (B) maintain the continued operation of the Company IT Systems, and to the Company's Knowledge, there has been no unauthorized access to or use of any Company IT System or any data processed or stored thereon.
4.12    Litigation. Except as set forth on the Litigation Schedule, as of the date hereof, there are no suits or proceedings pending or, to the Company's Knowledge, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any Governmental Entity, (a) other than any suit or proceedings (i) where no equitable relief is sought and where, if adversely determined, the monetary damages would be covered by insurance, or (ii) where, if adversely determined, damages payable by the Company or its Subsidiaries are reasonably expected to be less than $50,000, or (b) pertaining to disputes with Clients regarding fees, allocation of costs or otherwise. Neither the Company nor its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other Governmental Entity that is material to the Company and its Subsidiaries taken as a whole.
4.13    Governmental Consents. Except as set forth on the Governmental Consents Schedule, no material permit, consent, approval or authorization of, or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby, except (a) any filings required to be made under the HSR Act (b) such notice filings as may be required by any applicable federal or state securities Laws or (c) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.
4.14    Employee Benefit Plans.
(a)    The Employee Benefits Schedule sets forth an accurate and complete list of each material "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries (without regard to materiality, each, a "Plan" and collectively, the "Plans"), and the Employee Benefits Schedule separately identifies each Plan that is maintained outside the jurisdiction of the United States or covers any service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each such plan, a "Non-U.S. Plan").
(b)    With respect to each Plan listed on the Employee Benefits Schedule, the Company has made available to the Purchaser, to the extent applicable, accurate and complete copies of (1) the current Plan document, including amendments thereto, and current related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Plan if such Plan is not set forth in a written document, (3) the most recently prepared actuarial report, (4) all material non-ordinary course correspondence to or from any Governmental Entity received by the Company or any of its Subsidiaries in the last three (3) years (with respect to any Plan), (5) the most recent summary plan description together with summaries of all material modifications thereto, (6) the most recent Internal Revenue Service determination or opinion letter, and (7) the most recent annual report (Form 5500 series).
(c)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or prototype opinion letter from the Internal Revenue Service and, to the Company's Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Plan. The Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws. There are no pending or, to the Company's Knowledge, threatened material litigation, claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Plan or any trust related thereto.
(d)    Neither the Company nor any of its Subsidiaries has an obligation to contribute to or any liability (including any liability on account of being considered a single employer under Section 414 of the Code with any other entity), nor would any of the Company and its Subsidiaries be reasonably be expected to have such an obligation or liability, with respect to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA. Except as set forth on the Employee Benefits Schedule, no Plan provides for post-employment health insurance benefits except as required by Section 4980B of the Code.
(e)    Except as set forth on the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (1) accelerate the time of payment or vesting or increase the amount of compensation or benefits or severance due to any current or former employee, director, officer or independent contractor (who is a natural person) of the Company or any of its Subsidiaries under any Plan, (2) cause the Company to transfer or set aside any assets to fund any material benefits under any Plan, (3) limit or restrict the right to merge, materially amend, or terminate any Plan following the Closing, or (4) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" as defined in Section 280G(b)(1) of the Code.
(f)    Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(g)    To the Company's Knowledge, each Non-U.S. Plan (1) complies in form and in operation in all material respects with their terms and with the requirements of applicable local Laws, government taxation and funding requirements, and with any agreement entered into with a union or labor organization in all material respects, (2) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and nothing has occurred that would materially adversely affect such registration or approval, and (3) to the extent required to be funded and/or book-reserved, is so funded and/or book reserved, as appropriate.
4.15    Insurance. The Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries has received notice of cancellation, termination, or denial of coverage with respect to any such insurance policy and each such insurance policy is in full force and effect.
4.16    Compliance with Laws.
(a)    Except as otherwise set forth on the Compliance with Laws Schedule, the Company and its Subsidiaries are, and have been in the last three (3) years, in compliance in all material respects with all applicable Laws.
(b)    All approvals, filings, permits and licenses of Governmental Entities (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries as presently conducted are in the possession of the Company or one of its Subsidiaries, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or with which to be in compliance would not have and would not reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on the Compliance with Laws Schedule, to the Company's Knowledge, there is no investigation, proceeding or disciplinary action currently pending or threatened in writing against the Company or its Subsidiaries by a Governmental Entity.
(c)    Neither the Company nor any of its Subsidiaries has in the last ten (10) years been convicted or pled guilty to any felony or misdemeanor.
(d)    Each of the Company and its Subsidiaries is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws, in each case to the extent applicable to it.
(e)    No Client is a "specially designated national" or "blocked person" under, or is located, organized or resident in a country or territory that is the subject of comprehensive sanctions administered by the United States Treasury Department's Office of Foreign Assets Control.

4.17    Environmental Matters. Except as set forth on the Environmental Schedule:
(a)    The Company and its Subsidiaries have been during the last three (3) years in compliance with all applicable Environmental Laws, except for any non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    The Company and its Subsidiaries possess all material Permits required under Environmental Laws for their operations as currently conducted and are in material compliance with all terms and conditions of such Permits.
(c)    There is no material proceeding, claim, notice of liability or demand pending or, to the Company's Knowledge, threatened in writing against the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other Governmental Entity or any indemnity with any private party, which proceeding, judgment, order, decree or indemnity is related to Environmental Laws and would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.
(d)    This Section 4.17 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to any environmental, health and safety matters or any matters arising under Environmental Laws.
4.18    Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule and other than pursuant to an employment agreement with an employee of the Company or its Subsidiaries or any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business, no officer, director or Affiliate of the Company or its Subsidiaries or, to the Company's Knowledge, any individual in such officer's or director's immediate family, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or its Subsidiaries.
4.19    Labor Matters. Except as set forth on the Labor Matters Schedule, as of the date hereof, (a) there are no material strikes, work stoppages, walkouts, or other material labor disputes pending or, to the Company's Knowledge, threatened in writing against the Company or any of its Subsidiaries and neither the Company nor its Subsidiaries has experienced any such dispute within the past two (2) years, (b) to the Company's Knowledge, no organizational effort is presently being made or threatened by any individual or group of individuals, including on behalf of any labor union, with respect to employees of either the Company or its Subsidiaries, (c) no collective bargaining agreements with unions are in effect with respect to the Company's employees or are currently being negotiated by the Company or its Subsidiaries, and (d) there are not pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries any grievances or labor arbitrations arising under any collective bargaining agreement or unfair labor practice charges or complaints that, if adversely determined, would result in material liability to the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.

4.20    Brokerage. Except for fees and expenses of the Persons listed on the Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Purchaser, the Company or any of its Subsidiaries would be liable following the Closing.
4.21    Regulatory Reports and Registrations.
(a)    The Company is, and at all times required by applicable Law since January 1, 2012 has been, duly registered, licensed or qualified as an investment adviser under the Investment Advisers Act and, except where the failure to be so registered, licensed or qualified would not reasonably be expected to be material to the Company's operations, in each jurisdiction where the conduct of its business requires such registration. No actions, suits, proceedings, charges, grievances, orders, judgments, decrees or investigations is pending to revoke, suspend, cancel or adversely modify any such registration, license or qualification. Other than Townsend UK, which is required to be authorized and regulated by the FCA, none of the Company's Subsidiaries is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act, the FCA or, except where the failure to be so registered, licensed or qualified would not reasonably be expected to have a material adverse effect with respect to such Subsidiary, any other applicable Law.
(b)    The Company has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required under applicable Law to file since January 1, 2012, other than such failures to file that would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2012, the Company has not received any notice from any Governmental Entity that alleges any noncompliance (or that the Company is under investigation by any such Governmental Entity for such alleged noncompliance) with any applicable Law governing the operations of investment advisers, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(c)    The Company has implemented written policies and procedures as required by applicable Law governing the operations of investment advisers (including Rule 204A-1 and Rule 206-4(7) under the Investment Advisers Act), complete and correct copies of which (including any material reports or filings under such policies and procedures since January 1, 2012 relating to compliance of the Company and the employees subject thereto) have been made available to the Purchaser.
(d)    No employee of the Company and its Subsidiaries is required to be registered or licensed as a registered representative, investment adviser representative, salesperson or equivalent with any Governmental Entity, other than where such failure to be registered or licensed would not reasonably be expected to have a Material Adverse Effect.
(e)    To the Knowledge of the Company, no person "associated" (as defined in the Investment Advisers Act) with the Company has, during the ten (10) years prior to this Agreement, been convicted of any crime, or is, or has been subject to, any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act, and to the Knowledge of the Company, there are no proceedings or investigations pending or threatened that would reasonably be expected to result in any such disqualification, denial, suspension or revocation.
(f)    Neither the Company nor any of its Subsidiaries is, has been or is required to be registered as a broker dealer in any jurisdiction.
(g)    Neither the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant and/or introducing broker under the CEA.
(h)    Except as set forth on the Regulatory Reports Schedule, to the Knowledge of the Company, since November 18, 2011, neither the Company, its Subsidiaries nor any of their directors, officers, employees or agents has offered or given anything of value to any official of a Governmental Entity, any political party or official thereof, or any candidate for political office that would constitute a contribution or payment (as defined in Rule 206(4)-5 under the Investment Advisers Act) to a political official (as defined in Rule 206(4)-5) that disqualified the Company or any of its Subsidiaries from the receipt of any compensation pursuant to Rule 206(4)-5 during such period. Except as set forth on Regulatory Reports Schedule, the Company does not have an agreement under which it is paying a placement agent, finder, solicitor or similar person to solicit a "government entity" (as defined in Rule 206(4)-5) to retain the Company to provide advisory, research or other services to a government entity or to invest in a Private Fund, including any such agreements that have been terminated but pursuant to which payments are continuing to be made for prior services.
4.22    Investment Advisory Activities.
(a)    The Investment Advisory Schedule sets forth a list of (i) each Private Fund, (ii) the aggregate net assets of each Private Fund as of December 31, 2014 and as of June 30, 2015 and (ii) the Company or applicable Subsidiary's current fee rate schedule in effect as of the date hereof with respect to each Private Fund. The Company has made available to the Purchaser prior to the date hereof a correct and complete copy of each Private Fund's governing documents and any private placement or other disclosure materials which have been distributed to investors or required under applicable Law relating to such Private Funds, in each case, as in effect as of the date hereof.
(b)    The Investment Advisory Schedule sets forth a list of each existing Non-Fund Client and the assets under management or advisement as of June 30, 2015 and the current fee schedule in effect as of the date hereof.
(c)    The Company has not acted as an investment adviser or subadviser to or sponsored any investment funds that are required to be registered as investment companies (as defined in the Investment Company Act).
4.23    Certain Private Fund Financial and Regulatory Matters.
(a)    Each Private Fund has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority, and possesses all material rights, licenses, authorizations, permits and approvals necessary to use its name, to own, lease or otherwise hold properties and assets and to carry on its business in all material respects, and is duly qualified, licensed, or registered to do business in each jurisdiction where it is required to do so under applicable law, except where failure to be qualified, licensed or registered would not reasonably be expected to be material to such Private Fund.
(b)    Each Private Fund (i) is in compliance in all material respects with applicable Law and with its respective investment objectives and policies and (ii) has, since the inception of operations, issued shares, units, interests or other equity interests in compliance in all material respects with applicable Law.
(c)    None of the Private Funds has been enjoined, indicted, convicted or made the subject of any disciplinary proceedings, consent decrees or administrative orders on account of any material violation of the rules or orders of any Governmental Entity having jurisdiction over the Private Fund.
(d)    Other than the Private Funds, there are no investment funds with which the Company or any of its Subsidiaries has an investment advisory agreement or relationship or with respect to which the Company or any of its Subsidiaries is or acts as the general partner, managing partner, managing member or in a similar capacity. None of the Private Funds is, or at any time since its inception, was required to register as an investment company under the Investment Company Act.
4.24    Townsend UK. Townsend UK is not required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or under any other applicable Law, except (i) under the FSMA; and (ii) where the failure to be so registered, licensed or qualified would not reasonably be expected to have a material adverse effect with respect to Townsend UK. During the period beginning on January 1, 2014 and ending on the date of this Agreement, none of Townsend UK or, to the Company's Knowledge, any of its directors, officers or employees is or has been the subject of any material investigation, censure, disciplinary hearing or fine by the FCA or any other financial services regulatory authority in any jurisdiction, nor to the Company's Knowledge, is any such investigation, censure, disciplinary hearing or fine threatened in writing. Townsend UK is not currently and has not been required under the FCA Rules to notify the FCA of any matter having a material regulatory impact on Townsend UK. There has been no acquisition, increase or reduction in control of Townsend UK for the purposes of Part XII of the FSMA and no other change in control of any company in the same group as Townsend UK for which the requisite approval or consent of any regulatory authority remains outstanding. The Company has made available to the Purchaser copies of all waivers granted by the FCA under section 148 of the FSMA relating to Townsend UK which are in force at the time of this Agreement. Townsend UK does not carry on or purport to carry on, nor has Townsend UK at any time carried on or purported to carry on, any financial services activities within the scope of any regulatory regime in any jurisdiction other than the United Kingdom, the Netherlands, the Bailiwick of Guernsey and Switzerland, nor has it contravened any legislation or regulations relating to the provision of financial services in any such jurisdiction, except where such contravention would not reasonably be expected to have a material adverse effect with respect to Townsend UK. Townsend UK has not, and is not required to obtain, managing or marketing authorization pursuant to the European Union Alternative Investment Fund Managers Directive (2011/61/ EU).

4.25    ERISA.
(a)    To the extent that the Company or any Subsidiary of the Company has, since November 18, 2011, acted as a "fiduciary" within the meaning of Section 3(21) of ERISA to any Non-Fund Client or Plan Asset Fund, it has complied in all material respects with all fiduciary and other requirements under Part 4 of Title I of ERISA and Section 4975 of the Code (except for those provisions from which the Company or such Subsidiary has been exempted, under an applicable individual, class or statutory exemption).
(b)    Neither the Company nor any of its Subsidiaries has, since November 18, 2011, been the subject of an investigation by the Department of Labor or any other federal agency in connection with any transaction involving a Non-Fund Client or Private Fund or otherwise.
4.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Purchaser acknowledges that none of the Company, the Sellers or the Blocker Corp or any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER CORP
The Blocker Corp represents and warrants to the Purchaser that the statements in this Article V are true and correct, except as set forth in the Disclosure Schedules.
5.01    Blocker Corp Organization and Organizational Power. The Blocker Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Blocker Corp has all requisite power and authority necessary to own and operate its properties and to carry on its business as now conducted. The Blocker Corp is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified has not and would not reasonably be expected to have a Material Adverse Effect.
5.02    Blocker Corp Capitalization. The authorized and outstanding equity capitalization of the Blocker Corp is set forth on the Blocker Corp Capitalization Schedule. All Blocker Shares are duly authorized and validly issued and are fully paid and non-assessable. Other than the Blocker Shares, the Blocker Corp does not have any equity securities or securities containing any equity features (including any instruments conferring any voting or approval rights) issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Blocker Corp. Except as set forth on the Blocker Corp Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Blocker Corp to repurchase or otherwise acquire or sell any shares of capital stock of the Blocker Corp. There are no outstanding bonds, debentures, notes or other obligations that have been issued by the Blocker Corp.

5.03    Consents and Approvals. Except as set forth on the Blocker Corp Authorization Schedule, the execution, delivery and performance of this Agreement by the Blocker Corp and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except for the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement by the Blocker Corp does not and the consummation of the transactions contemplated hereby will not (a) violate any Law applicable to the Blocker Corp, (b) violate the provisions of the Blocker Corp's certificate of incorporation or bylaws, or (c) result in any breach of, constitute a default under, violate, or result in the creation of any Lien upon any assets of the Blocker Corp under any contract to which the Blocker Corp is bound by, except, in each case, for any such violations, breaches, defaults or Liens that has not had and would not reasonably be expected to have a Material Adverse Effect. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Blocker Corp, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.04    Blocker Corp Operations; No Liabilities or Obligations. The Blocker Corp has good title to the Blocker Units, free and clear of all Liens. The Blocker Corp, since the date of its incorporation, has not carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in the Company, taking steps to maintain its corporate existence and paying expenses associated therewith and any Tax liability to which the Blocker Corp is subject. Other than with respect to the ownership of the Blocker Units, or as contemplated by this Agreement (including the immediately preceding sentence), the Blocker Corp has no assets or liabilities except as set forth on the Blocker Corp Assets and Liabilities Schedule. None of the Restructuring Transactions will constitute fraudulent transfers or fraudulent conveyances under any applicable Law, and the Restructuring Transactions will not result in any liability to the Blocker Corp or the Company that will survive the Closing.
5.05    Blocker Corp Tax Matters.
(a)    The Blocker Corp has timely filed all income and other material Tax Returns that are required to be filed by it and all such Tax Returns are true, accurate and complete in all material respects.
(b)    The Blocker Corp has paid all material Taxes due or payable (whether or not shown or reportable on a Tax Return), has complied with all information reporting and backup withholding requirements in all material respects, and has withheld and paid over to the appropriate taxing authority all material Taxes that it was required to withhold from amounts paid or owing to any employee, creditor, independent contractor, Affiliate or other third party.
(c)    The Blocker Corp has not waived or requested the waiver of any statute of limitations beyond the date hereof with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency that has not yet been either paid or resolved, in each case except to the extent that liability for any such item of Taxes is less than $500,000.

(d)    No audits or administrative or judicial proceedings are currently being conducted with respect to an amount of Taxes of the Blocker Corp, and the Blocker Corp has not been notified of any proposed, considered or threatened Tax claims or assessments against the Blocker Corp, in each case except to the extent that expected liability for any such item of Taxes is less than $500,000.
(e)    The Blocker Corp has not distributed stock of another Person, and has not had its stock distributed by another Person, in the two (2) years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.
(f)    The Blocker Corp is not and has not been a party to any "listed transaction" as defined in Code §6707A and Regulation §1.6011-4.
(g)    The Blocker Corp is not a party to or bound by any Tax allocation or sharing agreement, other than an agreement entered into in the ordinary course of business, the primary of purpose of which did not relate to Taxes.
(h)    No claim has been made by any Governmental Entity in a jurisdiction where the Blocker Corp does not file Tax Returns that the Blocker Corp is or may be subject to any material Taxes assessed by such jurisdiction.
(i)    The Blocker Corp is not liable for Taxes of any Person as a result of being a transferee or successor of such Person.
(j)    None of the Blocker Corp, or the Purchaser or any of its Affiliates will be required to include any material item of income in, or exclude any material credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any amount received by or with respect to the Blocker Corp prior to the Closing Date, (ii) agreement (including settlement of an audit or other controversy) by or with respect to the Blocker Corp with, or Tax ruling from, any Governmental Entity executed or requested on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by or with respect to the Blocker Corp on or prior to the Closing Date, (iv) change in accounting method (whether overall or in respect of any item) by or with respect to the Blocker Corp, (v) any transaction occurring prior to the Closing Date, (vi) any excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or (vi) any election under Section 108(i) of the Code by or with respect to the Blocker Corp.
(k)    No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change of method of accounting, has been requested from, entered into with or issued by any Governmental Entity with respect to the Blocker Corp.
(l)    The Blocker Corp is, and since November 18, 2011 has been, properly treated as a corporation for U.S. federal income tax purposes and for all state and local purposes.
5.06    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Blocker Corp for which the Purchaser or the Blocker Corp would be liable following the Closing.
5.07    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Purchaser acknowledges that none of the Company, the Sellers or the Blocker Corp or any other Person on behalf of the Blocker Corp makes any other express or implied representation or warranty with respect to the Blocker Corp. The representations and warranties made in this Article V are the sole and exclusive representations and warranties made with respect to Tax matters of the Blocker Corp. For the avoidance of doubt, no representation or warranty is made regarding the existence or amount of any net operating loss, capital loss, Tax basis, or other Tax attribute of the Blocker Corp.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally, and not jointly or jointly and severally, represents and warrants, solely with respect to such Seller, to the Purchaser that the statements in this Article VI are true and correct, except as set forth in the Disclosure Schedules.
6.01    Organization and Entity Power. If such Seller is not an individual, such Seller (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, as applicable, and (b) has the requisite power, right and authority to enter into this Agreement and perform its obligations hereunder. If such Seller is an individual, such Seller is competent to enter into and deliver and perform his or her obligations under this Agreement.
6.02    Authorization. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on such Seller's part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Seller, and this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of such Seller is required to adopt this Agreement and approve the transactions contemplated hereby.
6.03    Title to Securities. Such Seller is the sole lawful record and beneficial owner of the Units or Blocker Shares, as applicable, set forth opposite such Seller's name on the Title to Securities Schedule, and will deliver at the Closing such Units (other than Retained Units) or Blocker Shares, as applicable free and clear of all Liens.
6.04    No Violation. Such Seller is not subject to or obligated under its certificate of formation, its operating agreement, any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such Seller's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05    Governmental Consents. Except for the applicable requirements of the HSR Act, such Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
6.06    Litigation. There are no suits or proceedings pending or, to such Seller's knowledge, threatened in writing against such Seller at law or in equity, or before or by any Governmental Entity, which would adversely affect such Seller's performance under this Agreement or the consummation of the transactions contemplated hereby. Such Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity, which would materially adversely affect such Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.
6.07    Brokerage. Except as set forth in the Disclosure Schedules, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller for which the Purchaser or the Company would be liable following the Closing.
6.08    No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, the Purchaser acknowledges that none of the Company, the Sellers or the Blocker Corp or any other Person on behalf of the Sellers makes any other express or implied representation or warranty with respect to the Sellers.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers and the Company that the statements in this Article VII are true and correct.
7.01    Organization and Organizational Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
7.02    Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of the Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.

7.03    No Violation. The Purchaser is not subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar organizational documents), any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
7.04    Governmental Consents. Except for the applicable requirements of the HSR Act, the change in control filings with respect to Townsend UK contemplated by Section 3.01(d) and such notice filings as may be required by any applicable federal or state securities Laws, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as specified in the immediately preceding sentence, no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
7.05    Plan Assets. Purchaser does not hold "plan assets" within the meaning of Section 3(42) of ERISA.
7.06    Litigation. There are no suits or proceedings pending or, to the Purchaser's knowledge, threatened in writing against the Purchaser at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity, which would materially adversely affect the Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.
7.07    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Company or the Seller or any of their respective Affiliates would be liable following the Closing.
7.08     Investment Representation. The Purchaser is acquiring the Units and the Blocker Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units and the Blocker Units. The Purchaser acknowledges that the Units and the Blocker Units have not been registered under the Securities Act or any state or foreign securities laws. The Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluation the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. The Purchaser has received information from the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries.

7.09    Financing.
(a)    The Purchaser has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.
(b)    The Purchaser has delivered to the Representative a true and complete copy of (i) the Debt Commitment Letter and (ii) the related fee letter referred to in the Debt Commitment Letter (the "Fee Letter") (redacted as to fee amounts, pricing caps and other economic terms only, but not redacted as to any such provisions that could adversely affect the amount or availability of the financing or the Financing Conditions).
(c)    There are no conditions precedent, or other contractual contingencies as between the Purchaser and any other party to the Debt Commitment Letter, in each case, that are related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter other than the Financing Conditions. As of the date hereof, neither the Purchaser nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the transactions contemplated by this Agreement that could affect the availability of the full amount of the Debt Financing on the Closing Date or that impose additional conditions to the funding of the Debt Financing, other than as described in the Debt Commitment Letter (or in the unredacted portions of the Fee Letter), including all conditions to the funding thereof. As of the date of this Agreement, the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis its obligations under the Debt Commitment Letter or the Financing Conditions, nor does the Purchaser have Knowledge, as of the date of this Agreement, that any of the Debt Financing Sources will not perform their respective funding obligations under the Debt Commitment Letter in accordance with its terms and conditions.
(d)    As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents valid, legal, binding and enforceable obligations of the Purchaser, and to the Purchaser's Knowledge, each other party thereto, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of the Purchaser or, to the Knowledge of the Purchaser, any other party thereto under the Debt Commitment Letter. The Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, the Debt Commitment Letter has not been amended or modified in any manner (except for amendments and modifications that are permitted pursuant to Section 9.07 of this Agreement).
7.10    Solvency. Immediately after giving effect to the transactions contemplated hereby, the Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, the Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser and its Subsidiaries (including the Company and its Subsidiaries).
7.11    No Other Representations or Warranties. Except for the representations and warranties contained in this Article VII, each of the Sellers and the Company acknowledge that neither the Purchaser nor any other Person on behalf of the Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or any of its Affiliates.
ARTICLE VIII

COVENANTS OF THE COMPANY AND THE BLOCKER CORP
8.01    Conduct of the Business.
(a)    From the date hereof until the Closing Date, the Company shall conduct, and each of the Sellers shall use commercially reasonable efforts in a manner consistent with such Seller's prior involvement in the operations or management of the Company to cause the Company to conduct, its business and the businesses of its Subsidiaries in the ordinary course of business, except (i) if the Purchaser shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (ii) as otherwise required or contemplated by this Agreement; provided that, notwithstanding the foregoing, (x) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 8.01 shall be deemed a breach of this Section 8.01(a), unless such action would constitute a breach of one or more of such other provisions, and (y) for the avoidance of doubt, any action reasonably necessary to be taken to consummate the Restructuring Transactions in accordance with Section 1.01(a) shall not be deemed a breach of this Section 8.01(a); provided further that, notwithstanding the foregoing,  the Company and its Subsidiaries' failure to take any action prohibited by Section 8.01(b) shall not be a breach of this Section 8.01(a). Notwithstanding the foregoing, the Sellers shall have no liability for breaches of this Section 8.01(a) if the transactions contemplated by this Agreement are not consummated (except, with respect to any Seller, in the event that the transactions contemplated by this Agreement are not consummated due to the Willful Breach of such Seller in connection with such breach). For the avoidance of doubt, nothing in the prior sentence of this Section 8.01(a) shall limit the liability of the Company for a breach of this Section 8.01(a).
(b)    From the date hereof until the Closing Date, except (u) as set forth on the Conduct of Business Schedule, (v) as otherwise required or contemplated by this Agreement, (w) as consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), (x) as required by Law, (y) as required by any contract set forth on the Contracts Schedule, or (z) to consummate the Restructuring Transactions as specifically set forth in Section 1.01(a), the Blocker Corp and Company shall not and the Company shall cause its Subsidiaries not to:

(i)    issue, sell or deliver any units, interests, shares or any other equity or profit or similar interest in it or in any of its Subsidiaries, or issue or sell any instruments convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the foregoing;
(ii)    except as required pursuant to the terms of any Plan in effect as of the date hereof, (a) increase, fund (or secure the payment of) or take any action to accelerate the vesting or payment of any compensation, incentive arrangements, or other benefits or severance of any officer or employee of the Company or its Subsidiaries, (b) become a party to, establish, materially amend, commence participation in or terminate any material Plan or any arrangement that would have been a material Plan had it been entered into prior to this Agreement, (c) grant any new awards, or amend or modify the terms of any outstanding awards, under any Plan, (d) hire any employee or engage any independent contractor (who is a natural person) with base salary compensation or consulting fees in excess of $250,000 per annum, (e) terminate the employment of any officer other than for cause or terminate employees in such numbers as would trigger any liability under the WARN Act or (f) become a party to, establish, or commence participation in any collective bargaining or similar agreement;
(iii)    effect any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization;
(iv)    amend its or its Subsidiaries' certificate or articles of formation or incorporation;
(v)    make any redemption or purchase of any units or shares (or similar equity or profit or similar interests) of its or its Subsidiaries' equity securities or make any non-cash distributions with respect to such units or shares (or similar equity, profit or similar interests);
(vi)    sell, assign, transfer, mortgage, encumber, allow a Lien to be placed on or otherwise dispose of or discontinue any material portion of its assets, except (A) in the ordinary course of business or (B) pursuant to any agreement set forth on the Contracts Schedule;
(vii)    make any investment in excess of $500,000 in, or any loan in excess of $1,000,000 to, any other Person, except in the ordinary course of business, to a wholly owned Subsidiary of the Company, or pursuant to any agreement set forth on the Contracts Schedule;
(viii)    make capital expenditures in excess of $100,000 individually or $500,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company's or its Subsidiaries' current budget;
(ix)    make any loan in excess of $250,000 to, or enter into any other transaction with, any of its directors, officers, or employees outside the ordinary course of business except for payments of cash bonuses or pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule;

(x)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or enter into a joint venture or agree to acquire the assets or operations of any Person;
(xi)    enter into any new line of business or change its operating policies or practices, except (A) as required by applicable Law or (B) for immaterial adjustments to such policies or practices made in the ordinary course;
(xii)    incur any additional Indebtedness (A) in excess $500,000 in the aggregate or (B) other than in the ordinary course;
(xiii)    commence, settle or compromise any proceeding, except for a proceeding that is settled or compromised in the ordinary course in an amount or for consideration not in excess of $100,000 and that would not impose any restriction on the business of it or any of its Subsidiaries or, after the Closing Date, the Purchaser;
(xiv)    terminate, enter into, amend, modify, extend or renew any contract set forth on the Contracts Schedule or that is a contract described in Section 4.10, except for (A) agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with this Section 8.01 and (B) any Investment Advisory Contracts entered into in the ordinary course of business;
(xv)    make, amend, or revoke any material election relating to Taxes; adopt or change any material accounting method relating to Taxes; file any amended material Tax Return; enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement; enter into any closing agreement; surrender any right to claim a refund of Taxes; settle or compromise any material claim or assessment relating to Taxes, take any other action with respect to Taxes which is reasonably likely to result in a material increase in the Tax liability of the Blocker Corp for any taxable period (or portion thereof) ending after the Closing Date;
(xvi)    grant any license with respect to, permit the lapse of, or enter into, modify or terminate, any agreement relating to any material Intellectual Property;
(xvii)    implement or adopt any change in (A) its accounting principles, practices or methods, other than as may be required by GAAP or applicable Law, or (B) the scope or schedule of its auditing activities;
(xviii)    intentionally delay or postpone in any material respect the payment of any account payable, commission or similar liability or obligation outside of the ordinary course of business;
(xix)    intentionally accelerate or take steps to affect the acceleration prior to Closing of sales or the collection of accounts or notes receivable that would otherwise be expected to occur after the Closing;
(xx)    fund co-investments in excess of $2 million in the aggregate (such amounts, including any excess amounts approved as set forth in this Section 8.01, the "Interim Co-Investment Amounts");

(xxi)    enter into an agreement to, or otherwise commit to do, any of the foregoing; or
(xxii)    take any action that would result in the Company or any of its Subsidiaries (including Townsend UK) being required to obtain managing or marketing authorization pursuant to the European Union Alternative Investment Fund Managers Directive (2011/61/ EU).
8.02    Access to Books and Records.
(a)    Subject to Section 9.06, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the "Purchaser's Representatives") with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser's Representatives if such access or disclosure would reasonably be expected to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege, or (iii) be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, the Company will use commercially reasonable efforts to provide the Purchaser when required to be provided to the "Investor" under the Operating Agreement with customary audited year-end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the monthly, quarterly and annual periods ending after December 31, 2014 and prior to fifteen (15) days prior to Closing. The Purchaser acknowledges that Purchaser is and remains bound by that certain confidentiality agreement, between the Purchaser and GTCR LLC dated June 8, 2015 (the "Confidentiality Agreement"). To the extent possible, the parties will use commercially reasonable efforts to make appropriate substitute arrangements in circumstances where the foregoing clauses (a) – (c) of this Section 8.02 apply. The information provided pursuant to this Section 8.02 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement. No investigation by Purchaser of the business and affairs of the Company or any Seller, pursuant to this Section 8.02 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the Purchaser's obligation to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate at Closing.
(b)    Following the Closing, each party shall hold, and shall cause its respective Affiliates and representatives to hold, in strict confidence, unless otherwise required by applicable Law, all non-public books and records and other data and information concerning (i) Purchaser and the Company and its Subsidiaries, in the case of the Sellers, (ii) the Sellers, in the case of Purchaser or (iii) in each case, any Affiliates or representatives thereof.

8.03    Regulatory Filings. As soon as practicable following the date hereof (and with respect to the HSR Filing, within ten (10) Business Days), the Company and the Sellers shall make or cause to be made all filings and submissions under the HSR Act (the "HSR Filing"), and any other applicable Laws or regulations applicable to the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.
8.04    Conditions. The Company and each of the Sellers shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied as soon as practicable following the date hereof, to cause Closing to occur as expeditiously as possible following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing); provided that neither the Company nor the Sellers shall be required (a) to expend any funds (other than costs of its representatives and advisors) to obtain any consent from any Governmental Entity or to remedy any breach of any representation or warranty hereunder, (b) to commence any litigation or arbitration proceeding, (c) to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person, or (d) to provide financing or any other accommodation (other than as set forth in Section 8.09) to the Purchaser for the consummation of the transactions contemplated hereby. The Company shall use commercially reasonable efforts to deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on the Indebtedness Schedule on or prior to the Closing and to make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to the Purchaser as soon as practicable after the Closing. Each of the Company and the Representative will give prompt notice to the Purchaser of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article III. If the Company or the Representative delivers a notice pursuant to the prior sentence of this Section 8.04, then each Seller agrees that the Purchaser shall have the absolute right to terminate this Agreement under Section 10.01(b) by written notice to the Company within thirty (30) days after the receipt of such notice; provided that, if the Purchaser does not so timely elect to terminate this Agreement, the Purchaser shall be deemed to have waived any condition to the Closing with respect to the matter expressly set forth in such notice. If a notice is delivered pursuant to this Section 8.04, the Company shall provide information reasonably requested by the Purchaser regarding the circumstances referred to in such notice. The Purchaser and the Representative shall negotiate in good faith to determine a reasonable resolution to the matter set forth in such notice prior to the termination of this Agreement. For the avoidance of doubt, the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the post-Closing remedies available to the parties pursuant to this Agreement. In providing any notice pursuant to this Section 8.04, the Company and the Representative shall act in good faith.

8.05    Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Company shall not, and shall cause its Subsidiaries, officers, employees, and authorized representatives not to, and the Sellers and the Blocker Corp shall not, (i) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser's Representatives) concerning any purchase of the Units and/or the Blocker Units or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business) (any of the foregoing transactions, a "Company Transaction") or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing. The Company and the Sellers will immediately cease and cause to be terminated any of the foregoing actions relating to a Company Transaction and will use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to a Company Transaction. As applicable, the Company or the Representative will within three (3) Business Days advise the Purchaser following receipt of any expression of interest, proposal or offer by any person related to a Company Transaction.
8.06    Repayment of Note. The applicable Sellers shall repay the Sinclair Seller Note in full at or prior to the Closing and shall deliver evidence of the same to the Purchaser at or prior to the Closing.
8.07    Termination of Marketing Agreement. The Company shall cause the Sales and Marketing Support Agreement by and between the Company and Aligned Asset Managers LLC, dated March 27, 2014, to be terminated effective at or prior to the Closing.
8.08    Consents. The Company shall require each Person that becomes a Client after the date of this Agreement to specifically consent to the change in control contemplated by this Agreement consistent with the language set forth in the Affirmative Consent Notice or otherwise in a form reasonably satisfactory to Purchaser.
8.09    Financing. Prior to the Closing, the Company shall and shall cause each of its respective representatives and employees to provide to the Purchaser, at the Purchaser's sole expense, all commercially reasonable cooperation reasonably requested by the Purchaser in connection with and required by the Debt Financing and to use their respective commercially reasonable efforts to cause appropriate officers and employees of the Company, at the Purchaser's sole expense, (a) to be available on a customary basis to meet with prospective lenders, and participate and prepare for presentations, meetings, and due diligence sessions, (b) to assist with the preparation of customary disclosure documents and bank information memoranda, projects and similar documents in connection therewith, in each case, at such times as coordinated reasonably in advance thereof, (c) to furnish the Purchaser and its Debt Financing Sources with financial statements required to be delivered pursuant to paragraph (c) subclause (iv) of Annex C to the Debt Commitment Letter and such other financial and other pertinent information regarding the Company as may be reasonably requested by the Purchaser in connection with the Debt Financing to the extent such information is readily available, and (d) to take such reasonable actions as may be required to facilitate the pledge of the equity interests of the Company being purchased by the Purchaser at the Closing to secure the Debt Financing; provided, however, that nothing herein shall require any such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its

Subsidiaries. None of the Company or any of its Subsidiaries or any of their respective officers or employees shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing unless such action is contingent upon the Closing. The Purchaser shall be responsible for all out-of-pocket, third party fees and expenses related to the Debt Financing (including all fees under commitment letters and all indemnity claims under any of them). Nothing in this Section 8.09 shall require any cooperation to the extent that it would (u) require delivery of any financial statements for any period that is not otherwise specifically required hereunder, (v) require the board of directors (or similar governing body) of the Company or any Subsidiary to take any action to approve the execution or delivery of any document or certificate in connection with the Debt Financing or any officer of the Company or any of its Subsidiaries who is not an officer of the Company or such Subsidiary following the Closing to execute or deliver any document or certificate in connection with the Debt Financing, (w) require any counsel for the Company or any of its Subsidiaries to deliver any legal opinion in connection with the Debt Financing, (x) require the Company or any of its Subsidiaries to take any action that would conflict with or violate the Company's or any of its Subsidiaries' governing documents (to the extent such governing documents have been made available to the Purchaser on or prior to the date hereof and as they are in effect on the date hereof) or any Laws or would result in a violation or breach of, or default under, any material contract, (y) require any officer of the Company or any of its Subsidiaries to deliver any solvency certificate or authorization letter or (z) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing; and provided, further, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Closing and the Company and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing. Nothing in this Section 8.09 shall require the Company or any of its Subsidiaries to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser's representatives if such access or disclosure would reasonably be expected to waive any legal privilege; provided that the Company shall use commercially reasonable efforts to provide such information in a form or manner that would not waive such legal privilege (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege). The Purchaser shall (A) promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and out-of-pocket expenses (including reasonable and documented attorneys' fees) incurred by the Company and its Subsidiaries in connection with providing the assistance contemplated by this Section 8.09 and (B) indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors, employees, Affiliates and/or agents from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement or consummation of the Debt Financing or any information used in connection therewith (except in the event such loss or liability arises out of or results from the gross negligence or Willful Misconduct of, or breach of any of its obligations by, the Seller, the Company or any of the Company's Subsidiaries or any of their respective Affiliates or representatives).

8.10    Bonus Agreements. The Company and the applicable Management Sellers hereby agree that, subject to the occurrence of the Closing, the bonus agreements listed on the Bonus Agreement Schedule shall automatically, and without further action of any Person, terminate effective as of the Closing, and that following the Closing the Company shall have no liability under such agreements for any period whether before or after the Closing.
8.11    Closing Payment Distributions. Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a payments schedule, which shall set forth the amount each Seller is entitled to receive from the Paying Agent pursuant to Section 2.02(b). The payments schedule shall be calculated based upon the estimated amounts contemplated by Section 1.03 and in accordance with this Agreement and the Allocation Methodology Schedule. As contemplated by Section 2.02(d), each of Micolyn Magee, Martin Rosenberg, Joseph Olszack, and Anthony D. Frammartino acknowledges and agrees that the portion of the Closing Payment payable to such Seller pursuant to Section 2.02(b) shall be reduced by an amount (each, a "Note Payoff Amount) equal to the outstanding balance under, and any other amounts required to satisfy and discharge in full, each applicable Management Note. As contemplated by Section 2.02(d), at the Closing, the Note Payoff Amounts shall be paid to the Company, Sinclair and Aligned, as applicable, in satisfaction of each applicable Management Note. Each of the Sellers acknowledges and agrees that the Allocation Methodology Schedule sets forth the proper methodology (including under the Operating Agreement) for determining the amounts owing to each Seller under Section 2.02(b) and for the conversion of Capital Incentive Units into Class B units immediately upon the Closing in accordance with the New Operating Agreement.
8.12    Seller-Funded Bonus Plan. The parties agree that the Purchaser shall have the rights described in the Letter Agreement.
8.13    Seller Schedule. Subject to the consent of the Purchaser and the Representative (in each case, not to be unreasonably withheld, delayed or conditioned), in the event any Management Seller elects by written notice to the Purchaser and the Representative, within five (5) Business Days of the Closing Date, to retain additional Units, the parties agree to amend the Seller Schedule (and make any other conforming amendments as appropriate) to reflect the retention by such Seller of the additional units. Each Seller irrevocably appoints the Representative as its proxy to execute any such amendment in compliance with this Section 8.13.
ARTICLE IX

COVENANTS OF THE PURCHASER
9.01    Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Company to, provide the Representative and its authorized representatives with reasonable access to information and records of the Company relating to the period prior to the Closing where such access is reasonably necessary for the Representative or any Seller to comply with Tax, financial, accounting or regulatory obligations, provided that, notwithstanding the foregoing (a) such access does not unreasonably interfere with the normal operations of the Purchaser, the Company or any of its Subsidiaries, (b) such access shall occur in such a manner as the Purchaser reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (c) nothing herein shall require the Purchaser, the Company or any of its Subsidiaries to provide access to, or to disclose any information to, the Representative or any of the Sellers if such access or disclosure would reasonably be expected to (i) cause significant competitive harm to the Purchaser, the Company or its Subsidiaries, (ii) waive any legal privilege, or (iii) be in violation of applicable Law (including Antitrust Laws) or the provisions of any agreement with an unrelated third party to which the Purchaser, the Company or any of its Subsidiaries is a party. To the extent possible, the parties shall use commercially reasonable efforts to make appropriate substitute arrangements in circumstances where the foregoing clauses (i) – (iii) of this Section 9.01 apply.
9.02    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing Date, the Purchaser shall not and shall not permit the Company or its Subsidiaries to amend, repeal or otherwise modify any provision in the Company's or its Subsidiaries' certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any Indemnified Persons (unless required by Law), it being the intent of the parties that the Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law. The Purchaser shall, and shall cause the Company and its Subsidiaries to, honor and perform under all indemnification obligations owed to any of the Indemnified Persons.
(b)    Prior to or at the Closing, the Company shall purchase a prepaid insurance policy (i.e., "tail coverage") which policy provides liability insurance coverage for the individuals who were officers and directors of the Company and its Subsidiaries at any time prior to the Closing Date (the "Indemnified Persons") on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. The cost of such policy shall be borne by the Purchaser. Such policy shall be from an insurance carrier with the same or better credit rating as the Company's or its Subsidiaries' current insurance carrier with respect to directors' and officers' liability insurance.
(c)    If the Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 9.02. The provisions of this Section 9.02 are intended for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
(d)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Person or any other party covered by directors' and officers' liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of Section 9.02(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

9.03    Employment and Benefit Arrangements.
(a)    For at least twelve (12) months following the Closing Date, the Purchaser shall cause the Company to provide employees of the Company and its Subsidiaries with compensation that is substantially equivalent to the compensation provided to such employees prior to the Closing and to either (i) maintain in effect on behalf of employees of the Company and its Subsidiaries all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of the Company or its Subsidiaries as in effect as of the date hereof (the "Company Plans") or (ii) provide all employees of the Company and its Subsidiaries with such compensation and benefit plans (other than any equity-based plans), programs, arrangements, agreements and policies as are provided to similarly situated employees of the Purchaser; provided that such benefit plans, programs, arrangements, agreements and policies provide a level of benefits that in the aggregate is substantially equivalent to the aggregate level of benefits provided under the Company Plans as of the Closing.
(b)    The Purchaser shall take all actions necessary so that employees of the Company and its Subsidiaries shall receive service credit for all purposes (other than for purposes of benefit accrual under a defined benefit pension plan or for subsidized early retirement benefits) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchaser or any of its Affiliates, except to the extent duplication of benefits would result. To the extent that the Purchaser modifies any welfare benefit coverage or plan under which the employees of the Company and its Subsidiaries participate, the Purchaser shall use commercially reasonable efforts to waive any applicable waiting periods, pre‑existing conditions or actively‑at‑work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co‑insurance and out‑of‑pocket payments that have been paid during the plan year in which such welfare benefit coverage or plan modification occurs.
(c)    For a period of ninety (90) days after the Closing Date, the Purchaser shall not, and shall not allow the Company or any of its Subsidiaries to, terminate employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the WARN Act. After the Closing, the Purchaser shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the WARN Act. At and after the Closing, the Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all current or former employees or other service providers of the Company or any of its Subsidiaries and any beneficiaries thereof who are "M&A qualified beneficiaries" as defined in Treasury Regulation §54.4980B‑9.
(d)    If requested by the Purchaser in writing at least ten (10) days prior to the Closing, to the extent permitted by applicable Laws and the terms of the applicable Company Plan, the Company shall pass resolutions providing for the termination of the Company Profit Sharing 401(k) Plan (the "Company 401(k) Plan") effective on the day immediately prior to the Closing Date but contingent on the occurrence of the Closing; provided that if the foregoing occurs the Purchaser shall permit the employees of the Company or any of its Subsidiaries who are participants in the Company 401(k) Plan to be eligible immediately following the Closing (i) to participate in a 401(k) plan maintained by the Purchaser or its Affiliates (the "Purchaser's 401(k) Plan") and (ii) to make rollover contributions of their account balances from the Company 401(k) Plan that are

"eligible rollover distributions" (as defined in Section 402(c)(4) of the Code) to the Purchaser's 401(k) Plan, including rollovers of promissory notes evidencing any outstanding plan loans under the Company 401(k) Plan.
(e)    Nothing in this Section 9.03: (i) shall give any Person other than the parties to this Agreement, including any employees of the Company or any of its Subsidiaries, any right to enforce the provisions of this Section 9.03 as a third-party beneficiary, (ii) be treated as an amendment of any particular Plan or (subject to compliance with the other provisions of this Section 9.03) prevent Purchaser, the Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms or (iii) except as specifically provided in Section 9.03(c), prevent Purchaser, the Company or any of their Affiliates, after the Closing, from terminating the employment of any employee of the Company or any of its Subsidiaries.
9.04    Regulatory Filings.
(a)    The Purchaser shall, and shall cause its Affiliates to, and the Company shall, and shall cause its Subsidiaries to, (a) make or cause to be made all filings and submissions under any applicable Laws for the consummation of the transactions contemplated by this Agreement, (b) coordinate with one another in exchanging such information and providing such assistance to one another as may reasonably be requested in connection with the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances.
(b)    Without limiting the generality of the foregoing, the Purchaser shall after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under (i) the HSR Act within ten (10) Business Days or (ii) any other applicable antitrust or noncompetition Laws or regulations ("Antitrust Laws") as promptly as practicable for the consummation of the transactions contemplated herein. The Purchaser shall be responsible for all filing fees and related expenses under the HSR Act, other Antitrust Laws and all other Laws or regulations. The Purchaser shall cause the filings under the HSR Act to be considered for grant of "early termination" and shall use commercially reasonable efforts to obtain necessary clearance under Antitrust Laws.
(c)    Without limiting the generality of the foregoing, the Purchaser (i) shall after the date hereof make or cause to be made all necessary filings related to the FCA Condition within twenty (20) Business Days, provided that if Purchaser is using commercially reasonable efforts to make or cause to be made all necessary filings, and such filings are not made of such date, such time period shall automatically be extended for an additional five (5) Business Days and (ii) shall use commercially reasonable efforts to obtain the fulfillment of the FCA Condition.

(d)    The Purchaser shall promptly comply with any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. The Purchaser and the Company will each provide prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with each other prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of each other in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.
(e)    Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. The Purchaser shall promptly and diligently pursue, at its sole cost and expense, any or all of the following actions to the extent necessary and commercially reasonable to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity regarding the consummation of the transactions contemplated hereby (and whether or not with respect to the foregoing): (i) resisting in good faith (including by the institution or defense of legal proceedings) any request for, or the entry of, and seeking to have vacated or terminated, any order of any Governmental Entity that could restrain, prevent, or delay the consummation of the transactions contemplated hereby, and (ii) take all commercially reasonable actions necessary and proper to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other Person to the consummation of the transactions contemplated by this Agreement.
9.05    Conditions. The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction (or written waiver) of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being able to be satisfied at the Closing). The Purchaser will give prompt notice to the Company and the Representative of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article III. The delivery of any notice pursuant to this Section 9.05 shall not limit or otherwise affect the remedies available to the parties pursuant to this Agreement or the conditions to the parties' obligations pursuant to Article III.
9.06    Contact with Employees, Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser's Representatives may not contact and communicate with any employee, customer, service provider, or supplier of the Company and its Subsidiaries other than the Chief Executive Officer, unless (a) it obtains prior written approval of the Chief Executive

Officer and a copy of such written approval is provided promptly to the Representative or (b) such contact or communication is completely unrelated to the transactions contemplated hereby, does not include mention of the Seller, the Company, their respective Subsidiaries, or any other matter contemplated hereby, and is not intended to seek or obtain any information regarding the Seller, the Company, and their respective Subsidiaries.
9.07    Purchaser Financing.
(a)    Subject to the terms and conditions of this Agreement, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain or cause to be obtained the Debt Financing on or prior to the Closing Date on the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter, including using its reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter and comply with its obligations thereunder; (ii) negotiate and execute the Debt Financing Documents on terms contained in the Debt Commitment Letter (including any "flex" provisions related thereto); (iii) satisfy on a timely basis, or obtain a waiver of, the Financing Conditions that are within the Purchaser's control (but excluding any condition where the failure to be so satisfied is a direct result of the Company's failure to furnish information as required under Section 8.09 or the Company's or the Sellers' breach of any of their respective other obligations under this Agreement); (iv) subject to the terms of the Debt Commitment Letter and upon the satisfaction of the Financing Conditions, enforce its rights to consummate the Debt Financing or to cause the Debt Financing Sources and the other persons committing to fund the Debt Financing to fund the Debt Financing at the Closing under the Debt Commitment Letter; and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and the other persons committing to fund the Debt Financing to fund the Debt Financing at the Closing. The Purchaser shall not permit or agree to any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, any of the Debt Commitment Letter if such termination, amendment, modification, waiver or replacement (A) reduces (or would have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), unless the representation and warranty set forth in Section 7.09(a) hereof (as though made at the time of the effectuation of such termination, amendment, modification, waiver or replacement) shall remain true and correct; or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to (x) delay or prevent the funding of the Debt Financing (or satisfaction of the Debt Financing Conditions that are in the Purchaser's control) on the Closing Date or (y) adversely impact the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided that (i) the Purchaser shall not be deemed to have violated this Section 9.07 if the Purchaser shall have (A) provided prior written notice to the Representative of any termination, amendment, modification, waiver or replacement it proposes to take or any other event, fact or circumstance that would be restricted by the foregoing provisions of this Section 9.07 and (B) demonstrated (to the reasonable satisfaction of the Representative) that it has other funds available to it (on conditions not materially less favorable in the aggregate to the Purchaser than the Financing Conditions) that are sufficient to pay all amounts required to be paid by Purchaser pursuant to this Agreement and in connection with the transactions contemplated by this Agreement, and (ii) for the avoidance of doubt, neither the existence nor the exercise of any "flex" provision in the Debt Commitment Letter shall constitute a breach of this provision. Purchaser shall promptly deliver to the Representative copies of any such termination, amendment, modification, waiver or replacement. In no event shall the Purchaser have any liability for breach of its covenants or agreements in this Section 9.07 if the Closing occurs.
(b)    Promptly after request by the Representative, the Purchaser shall inform the Representative in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing. Without limiting the generality of the foregoing, the Purchaser shall give the Representative prompt notice if the Purchaser becomes aware of any breach, default, termination or repudiation by any party to the Debt Commitment Letter that could reasonably result in Purchaser not receiving the financing under the Debt Commitment Letter on the Closing Date. As soon as reasonably practicable after such notice and the date the Representative delivers the Purchaser a written request, the Purchaser shall provide information reasonably requested by the Representative relating to the circumstances referred to above.
ARTICLE X

TERMINATION
10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and the Representative;
(b)    by the Purchaser, if there has been a violation or breach by the Company or the Sellers that would prevent the satisfaction of any condition set forth in Section 3.01 and such violation or breach has not been waived by the Purchaser or cured by the Company or the Sellers within ten (10) days after receipt by the Company of written notice thereof from the Purchaser; provided that the failure of the Closing to occur on the date specified in Section 2.01 shall not be subject to cure hereunder unless otherwise agreed to in writing by the Purchaser and shall be deemed a breach or violation that prevents the satisfaction of the conditions to the obligations of the Purchaser at the Closing; provided further that the Purchaser may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.02 not to be satisfied;
(c)    by the Representative upon written notice to the other parties hereto, if there has been a violation or breach by the Purchaser that would prevent the satisfaction of any condition set forth in Section 3.02 and such violation or breach has not been waived by the Representative or, if curable, cured by the Purchaser within ten (10) days after receipt by the Purchaser of written notice thereof by the Representative; provided that the following violations or breaches shall not be subject to cure hereunder unless otherwise agreed to in writing by the Representative and shall be deemed breaches or violations that prevent the satisfaction of the conditions to the obligations of the Sellers at the Closing: (i) the failure of the Closing to occur on the date specified in Section 2.01 or (ii) the failure to deliver the Closing Payment or the other payments contemplated by Section 2.02 at the Closing as required hereunder; provided further that the Representative may not so terminate if the Sellers or the Company has materially breached this Agreement so as to cause any conditions set forth in Section 3.01 not to be satisfied;

(d)    by the Purchaser or the Representative upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before the date which is six months from the date hereof (such date, the "Outside Date"); provided that if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs two (2) Business Days or less prior to the Outside Date, then neither the Purchaser nor the Representative shall be permitted to terminate this Agreement pursuant to this Section 10.01(d) until the third (3rd) Business Day after the Outside Date; provided further that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose Willful Breach of this Agreement has been the principal cause of the failure of the Closing to occur on or before such date;
(e)    by the Purchaser or the Representative if the approval of any Governmental Entity required for Closing or for consummation of the transactions contemplated hereby is denied by final, non-appealable action of such Governmental Entity; provided that the right to terminate this Agreement under this Section 10.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing; or
(f)    by the Purchaser or the Representative if any applicable Law is enacted, entered, promulgated, enforced or issued by any Governmental Entity or other restraint or prohibition is in effect which prevents the consummation of the transactions contemplated hereby or otherwise makes such transactions unlawful.
10.02    Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Representative as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 4.20, Section 5.06, Section 6.07, Section 7.07, this Section 10.02 and Article XIV that may be applicable thereto (other than Section 14.05), as well as any relevant definitions), and there shall be no liability on the part of the Purchaser, on the one hand, or the Sellers, the Company, and the Representative, on the other hand, to one another, except for Willful Breaches of this Agreement prior to the time of such termination. For purposes of clarification, the parties agree that if either party does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.01 have been satisfied or waived (prior to the termination of this Agreement), such election shall be deemed to be a "Willful Breach of this Agreement" for purposes of the prior sentence.
ARTICLE XI

ADDITIONAL COVENANTS
11.01    Disclosure Generally. All Disclosure Schedules are incorporated herein and expressly made a party of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent.

11.02    Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto, on its own behalf and on behalf of its directors, members, partners, managers, officers, employees and Affiliates, that each of the Company, the Seller, their respective Subsidiaries and GTCR LLC and their respective Affiliates (individually and collectively, the "Company Group") have retained K&E to act as its counsel in connection with the transactions contemplated hereby and that K&E have not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof. The Purchaser, the Company and the Seller hereby agree that, in the event that a dispute arises after the Closing between the Purchaser, the Company, and/or its Subsidiaries on the one hand, and the Company Group, on the other hand, K&E may represent the Company Group in such dispute even though the interests of the Company Group may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though K&E may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. The Purchaser further agrees that, as to all communications among K&E, the Company, its Subsidiaries, the Company Group that relate in any way to the transactions contemplated by this Agreement (collectively, the "Privileged Communications"), the attorney–client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their Subsidiaries. The Privileged Communications are the property of the Seller, and from and after the Closing none of the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, the Purchaser, the Company, and each of its Subsidiaries together with any of their respective affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. The Privileged Communications may be used by the Company Group in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller and GTCR LLC.
11.03    Tax Matters.
(a)    Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, and the computation and verification of any amounts paid or payable under this Agreement with respect to Taxes (including any supporting workpapers, schedules and documents). Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(b)    Notwithstanding anything herein to the contrary, any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Company or the Sellers as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes shall be borne equally by the Purchaser on one hand and the Sellers on the other hand (on a several and not joint basis). Such Transfer Taxes shall be paid by the party legally responsible to pay such Taxes (with the other party paying the party that is legally responsible to pay the tax its share of such tax at least three (3) Business Days before the tax payment due date). The parties agree to cooperate in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(c)    Tax Returns.
(i)    The Company shall prepare all Tax Returns for the Company and its Subsidiaries. The Purchaser shall prepare or cause to be prepared all Tax Returns for the Blocker Corp.
(ii)    All Tax Returns related to taxable periods (or portions thereof) ending on or prior to the Closing Date, shall be prepared consistent with the past practice of the Blocker Corp and the Company and its Subsidiaries unless otherwise required by applicable Law; provided, however, that to the maximum extent permitted by Law, any deductions attributable to Transaction Expenses shall be treated as relating to a Pre-Closing Tax Period ending on the Closing Date; provided, further, that the Blocker Corp, the Company, its Subsidiaries and Purchaser (to the extent applicable) shall make a timely election to apply Rev. Proc. 2011-29 with respect to any amounts paid or payable in connection with the Closing that constitute success-based fees within the scope of such Rev. Proc. 2011-29; provided, further, that the Representative shall be entitled to determine (i) the allocation of the consideration paid pursuant to this Agreement among the Sellers, (ii) the valuation of any assets transferred to Blocker II as part of the Restructuring, and (iii) the methodology to be used to determine the Tax treatment of the Restructuring; provided that (x) any such allocations, valuations and methodologies are reasonable, (y) the consideration paid to the Blocker Seller in respect of the Blocker Shares shall not exceed twenty (20) percent of the aggregate consideration paid in respect of the Blocker Shares and the Units plus the fair market value of any Retained Units (determined on the basis of the per-Unit consideration) paid for the Units pursuant to this Agreement, and (z) any methodology to be used to determine the Tax treatment of the Restructuring shall not be inconsistent in any material respect with the “Illustrative Stepup Calculation - Assuming 100% Sale” provided to Purchaser and dated as of August 12, 2015 (subject to the understanding that the provisions of Section 14.04 shall apply in full force with respect to such calculation and that the provisions of this clause (z) shall apply only with respect to the Tax methodologies shown in such calculation and not to the substance or amounts shown in such calculation).

(iii)    (x) All Tax Returns related to taxable periods (or portions thereof) ending on or prior to the Closing Date, shall be submitted to the Purchaser and Representative at least thirty (30) days prior to the filing due date, in draft form, and the Purchaser and Representative shall have the right to review and comment on such Tax Returns. Any disagreements between the Purchaser and the Representative with respect to such Tax Returns shall be resolved in accordance with Section 11.03(h) and (y) all other Tax Returns shall be submitted to the Purchaser at least thirty (30) days prior to the filing due date, in draft form, and the Purchaser shall have the right to review and comment on such Tax Returns which shall be filed in a manner consistent with the position of the Purchaser.
(iv)    Any Seller Taxes with respect to such Tax Returns (net of any amounts taken into account in calculating the Final Cash Consideration, including through Indebtedness, Net Working Capital, and Transaction Expenses) shall first be paid to the Purchaser from the Escrow Funds until such time as such Escrow Funds are no longer available and thereafter severally by the Sellers, based on each Seller's Pro Rata Portion, by wire transfer of immediately available funds to an account designated by Purchaser at least five (5) Business Days before the payment due date, provided, however, if such amounts in excess of the Escrow Funds relate to Taxes of the Blocker Corp, such excess amounts shall be paid solely by the Blocker Seller (in all cases subject to the limitation set forth in Article XII). Nothing in this Section 11.03(a)(iv) shall limit Blocker Corp's obligations under Section 1.09 or Section 11.03(j).
(d)    The Company shall furnish to the Representative as soon as reasonably practicable after the end of any taxable year of the Company that includes any period on or prior to the Closing Date, and in any event not later than February 15 of the calendar year immediately succeeding the calendar year in which any such taxable year of the Company ends, estimated information concerning the Company required for the preparation of income Tax Returns of the Sellers, including providing estimated Schedule K-1s for the Sellers, in sufficient detail to enable each Unitholder to prepare its federal, state, local, foreign and other income Tax Returns with respect to Pre-Closing Tax Periods. All such Tax Returns, information and schedules will be provided in accordance with the procedures set forth in Section 11.03(c), and any draft Tax Returns, information and schedules will be provided to the Purchaser and the Representative so that such procedures can be completed and Tax Returns, information, and schedules are complete in estimated form by the deadline set forth in the immediately preceding sentence and with sufficient precision so that any such estimates are materially correct.
(e)    Purchaser shall not, and shall cause the Blocker Corp and the Company and its Subsidiaries to not, take any action, or permit any action to be taken, that may prevent the taxable year of the Blocker Corp and the Company or its Subsidiaries from ending for federal state or foreign income Tax purposes at the end of the day on which the Closing occurs to the extent permitted by applicable Law and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all income Tax purposes the Closing Date as the last day of a taxable period of the Blocker Corp and the Company and its Subsidiaries.
(f)    Without the prior written consent of the Representative, Purchaser shall not, and shall cause the Blocker Corp and the Company and its Subsidiaries to not: (i) except as set forth in this Section 11.03 or as required by Law, file or amend any Tax Return relating to any Pre-Closing

Tax Period or engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period, or (ii) except as required by Law make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of the Blocker Corp and the Company or any of its Subsidiaries (including any election under section 338 of the Code or any corresponding provision of state, local or foreign Tax law). The restrictions contained in the immediately preceding sentence shall terminate once the applicable period for indemnification contained in Section 12.03 has expired; provided, however, that the restrictions contained in the immediately preceding sentence shall continue indefinitely with respect to any such action that would affect the Schedules K-1 issued or to be issued by the Company with respect to any Pre-Closing Tax Period or Straddle Period.
(g)    Purchaser shall promptly notify the Representative, and in any event within thirty (30) days after receipt by Purchaser, the Blocker Corp, the Company or its Subsidiaries, of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination relating to Taxes which could give rise to an indemnification obligation by the Sellers under this Agreement ("Tax Contest"). The Representative shall have the right, at its election and expense, to control any Tax Contest related principally to Seller Taxes, including any disposition of such Tax Contest; provided, however, that (i) Purchaser shall have the right at its own expense, directly or through its designated representatives, to participate fully in such Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Tax Contest and to attend any in-person or telephonic meetings, and (ii) Purchaser's consent (not to be unreasonably withheld or delayed) shall be required for any settlement by the Representative that could affect the Tax liability of Purchaser, its Affiliates, the Blocker Corp, the Company or any of its Subsidiaries in any taxable period to the extent such Tax liability is not or would not be solely the liability of the Sellers. With respect to all Tax Contests that the Representative does not elect to control pursuant to the immediately preceding sentence, Purchaser shall have the sole responsibility for, and shall control, such Tax Contest, including the disposition thereof; provided, however, that the Representative's consent (not to be unreasonably withheld or delayed) shall be required for any settlement that could affect the liability of the Sellers. These procedures, and not the procedures set forth in Section 12.04, shall apply to any audits, examinations, proposed adjustments or other type of controversy involving any Tax matters.
(h)    In the event of any disagreement as to any Tax matter covered in this Agreement (including any Tax-related liability or any disagreement regarding the preparation of any Tax Return or the handling of any Tax Contest), Purchaser and the Representative shall negotiate in good faith for a period of twenty (20) days to resolve such dispute. In the event any such disagreement cannot be resolved between Purchaser and the Representative, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to, and retained by, Purchaser and the Representative (the "Tax Accountant"), and any such determination by the Tax Accountant shall be final; provided, however, that in the case of any matter permitted to be determined by the Representative pursuant to the last proviso contained in Section 11.03(c)(ii), and provided that the requirements described in such proviso are met, the Tax Accountant’s role shall be limited to determining whether any determination of the Representative is reasonable and if such determination is reasonable, then such determination shall be sustained by the Tax Accountant. If the Tax Accountant determines that any such determination is not reasonable, then the Tax Accountant shall resolve the disagreement by adopting the reasonable valuation or position closest to the determination by the Representative. The fees and expenses of the Tax Accountant shall be borne by Purchaser and the Representative in inverse proportion as they may prevail on the disputed items resolved by the Tax Accountant, utilizing the values of such items as initially submitted by the parties to the Tax Accountant. Such proportional allocations shall be determined by the Tax Accountant at the time its determination is rendered on the disputed items. If the Tax Accountant does not resolve any differences between Purchaser and the Representative with respect to a Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed in a manner consistent with the position of the Representative and, to the extent necessary, amended to reflect the Tax Accountant's resolution; provided, however, that any fees, costs and expenses (without limitation) incurred by the Purchaser, the Blocker Corp, the Company or its Subsidiaries and their Affiliates as a result of any such amendment to a Tax Return shall be borne solely by the Sellers in accordance with the Pro Rata Portion (which amounts may be paid by the Representative from the Representative Holdback Amount).
(i)    Except to the extent reflected in Transaction Expenses, Indebtedness or the Net Working Capital, the Sellers shall be entitled to the Applicable Percentage of any refund (or credit taken in lieu of such refund) of Taxes of the Blocker Corp, the Company or any of its Subsidiaries received after the Closing Date for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, calculated in accordance with the principles contained in the definition of Seller Taxes, received by the Blocker Corp, the Company or any of its Subsidiaries, or any of their Affiliates, including any such refund of Taxes of the Blocker Corp, the Company or any of its Subsidiaries that is applied as a credit against Taxes of the Blocker Corp, the Company or any of its Subsidiaries for a taxable period (or portion thereof) beginning after the Closing Date (including any interest paid thereon) (a "Tax Refund"); provided, however, that the amount of such Tax Refund shall be net of any related third-party expenses incurred in connection with the preparation and filing of any Tax Return giving rise to such Tax Refund and any increases in Taxes (including as the result of any reduction in Tax attributes if such reduction causes an increase in Sellers Taxes) of the Blocker Corp, the Company or any of its Subsidiaries as a result of such Tax Refund, including any increase in federal income Taxes resulting from a Tax Refund of state or local Taxes and any Tax Refund relating to the Blocker Corp shall be paid solely to the Blocker Seller. Within five (5) Business Days after receipt by the Purchaser, the Blocker Corp, or the Company or any of its Subsidiaries or Affiliates of any Tax Refund to which the Sellers are entitled, Purchaser or the Blocker Corp or the Company shall, or shall cause the applicable Subsidiary or Affiliate to, deliver and pay over, by wire transfer of immediately available funds, such Tax Refund to an account or accounts designated by the Representative (on behalf of the Sellers) for distribution to the Sellers. In the case of any Straddle Period, the amount of Tax Refunds to which the Sellers are entitled shall be determined as if the relevant Tax period ended on the Closing Date. The Purchaser will, and will cause the Blocker Corp, the Company and its Subsidiaries or their Affiliates to, use reasonable efforts to execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Purchaser, the Blocker Corp, the Company and its Subsidiaries and their Affiliates to perfect their rights in and obtain any Tax Refund for which any such Person is eligible and to which the Sellers are entitled (after adjustments provided herein) and Purchaser, the Blocker Corp, the Company and its Subsidiaries and Affiliates shall not delay, frustrate or take any other action to reduce any Tax Refunds to which the Sellers may otherwise be entitled.

(j)    For purposes of determining the portion of the gain or loss recognized by the Sellers upon the sale and purchase of the Units pursuant to this Agreement that is attributable to the Company's "unrealized receivables" and "inventory items" (as such terms are defined in Section 751 of the Code), the parties hereto agree that the consideration (excluding any amounts attributable to the acquisition of the Blocker Shares, but plus other relevant items required under the Code, including the Purchaser's share of the liabilities of the Company as determined under Section 752 of the Code) will be allocated among the Company's assets in accordance with Code Section 755 and the regulations thereunder; provided, however, that the parties hereto agree that the fair market value of any unrealized receivables and inventory items shall be the amounts determined pursuant to GAAP and shown on the Closing Balance Sheet (as finalized pursuant to the procedures set forth in Section 1.04) or, if not reflected on the Closing Balance Sheet, as shown on the Latest Balance Sheet (as adjusted for the passage of time between the date of such Latest Balance Sheet and the Closing Date). The Representative will deliver its calculation of such allocation to the Company within ninety (90) days after the Closing Date (the "Sellers' Allocation"). In the event that the Purchaser objects to the Sellers' Allocation, the Purchaser shall notify the Representative of its objection to such allocation within fifteen (15) days of the receipt of the Sellers' Allocation, and the parties will endeavor in good faith over the next fifteen (15) days to resolve such dispute. If the parties are unable to resolve such dispute within said fifteen (15)-day period, the parties shall submit the dispute to the Valuation Firm, which will promptly determine those matters in dispute (based on presentations from the parties and not based on its independent review) and will render a written report as to the disputed matters. The costs and expenses of the Valuation Firm will be split in inverse proportion to the degree to which the Purchaser or the Representative prevails on the relevant issues. The Purchaser, the Company and its Subsidiaries, the Blocker Corp and the Representative will file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value. Neither the Purchaser nor the Representative nor any of their Affiliates will take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
(k)    Any and all existing Tax sharing or similar agreements between the Blocker Corp, the Company or any of its Subsidiaries, on the one hand, and any Affiliate of any such Person other than the Blocker Corp, the Company, or any of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Blocker Corp nor the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.
(l)    For the avoidance of doubt and notwithstanding the foregoing, as between the Blocker Seller and the Sellers other than the Blocker Seller, any liability for Taxes of the Blocker Corp for which indemnification is provided under Section 12.03 will be borne solely by the Blocker Seller and any refunds of Taxes paid by or attributable to the Blocker Corp described in Section 11.03(i) shall exclusively be for the account of the Blocker Seller, as determined by the Representative in its good faith discretion.
11.04    Non-Fund Client Consents. If written consent to the assignment of an Investment Advisory Contract with any Non-Fund Client as a result of the transactions contemplated by this Agreement is expressly required by such Client's Investment Advisory Contract (each, a "Written Consent Client"), as soon as is reasonably practicable following the date of this Agreement, the

Company shall (i) use commercially reasonable efforts to obtain such Consent prior to the Closing Date and (ii) send a notice, in substantially the form attached hereto as Exhibit C (the "Affirmative Consent Notice") in respect of the transactions contemplated by this Agreement. For each Non-Fund Client that is not a Written Consent Client (a "Negative Consent Client"), as soon as is reasonably practicable following the date of this Agreement, the Company shall (y) use commercially reasonable efforts to obtain such Consent prior to the Closing Date and (z) send a notice, in substantially the form attached hereto as Exhibit D (the "Negative Consent Notice") in respect of the transactions contemplated by this Agreement. Each Negative Consent Client is set forth on the Negative Consent Client Schedule, and the Company has provided the Purchaser a copy of such Client's Investment Advisory Contract. In connection with obtaining the Consents and other actions required by this Section 11.04, the Company shall keep the Purchaser promptly informed of the status of obtaining such Consents (including any conditions requested by Clients and providing copies of such Consents and related correspondence) and provide Purchaser in advance of distribution with any other notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients for the Purchaser's review and comment, which comments shall be given due consideration by the Company prior to distribution; provided that if any such distribution or communication contains references to the Purchaser or any of its Affiliates that materially deviates from the references to the Purchaser or any of its Affiliates in the Affirmative Consent Notice or Negative Consent Notice, such references shall be subject to Purchaser's prior review and approval (such approval not to be unreasonably withheld, delayed or conditioned). In the event that Consent for any Non-Fund Client has not been obtained, or is reasonably likely not to be obtained, by or before the Closing Date, the Purchaser and the Company shall use commercially reasonable efforts to obtain such Consent prior to the Measurement Date. Without limiting the foregoing, the Company shall (i) keep the Purchaser promptly informed of the status of any New Clients and the calculation of the New Client Revenue Run Rate for each such New Client; (ii) promptly consult with the Purchaser regarding any complaints or material negative feedback received from Clients or New Clients regarding the transactions contemplated by this Agreement or the Consent; and (iii) upon the Purchaser's reasonable request, provide the Purchaser with copies of correspondence to Clients that mention the Purchaser or the transactions contemplated by this Agreement.
11.05    Private Fund Consents. As soon as reasonably practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain the Consent of each Private Fund. In connection with obtaining such Consents, the Company shall keep the Purchaser promptly informed of the status of obtaining such Consents (including any conditions requested by Clients and providing copies of such Consents and related correspondence), and the Company shall provide to the Purchaser for review and comment in advance of distribution any other notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients in connection with obtaining such Consents. In the event that Consent for any Private Fund has not been obtained, or is reasonably likely not to be obtained, by or before the Closing Date, the Purchaser and the Company shall use commercially reasonable efforts to obtain such Consent prior to the Measurement Date.
11.06    Releases.
(a)    Effective upon the Closing, each of the Purchaser, the Company and its Subsidiaries, in each case on behalf of itself and its Affiliates and their respective successors and assigns (collectively, the "Purchaser Releasers"), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Seller Parties from any and all liabilities and obligations to such Purchaser Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Purchaser Releasers hereby irrevocably agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Seller Parties (except (i) as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein or (ii) in the case of fraud or Willful Misconduct).
(b)    Effective upon the Closing, each of the Sellers, on behalf of itself and its Affiliates and respective successors and assigns (collectively, the "Seller Releasers"), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Purchaser Parties from any and all liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, or otherwise at law or in equity on account of or out of any matter, act, omission, cause or event occurring contemporaneously with or before the Closing except for (i) obligations and liabilities pursuant to this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein, (ii) any liabilities and obligations relating to the payment of compensation and benefits in the ordinary course, in each case earned or accrued for periods prior to the Closing, and expense reimbursements incurred in the ordinary course of business prior to the Closing and (iii) in the case of fraud or Willful Misconduct, and each of the Seller Releasers hereby irrevocably agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Parties.
(c)    Without limiting the generality of Section 11.06(a) and Section 11.06(b), no party to this Agreement shall be entitled to rescind this Agreement or, subject to Section 10.01, treat this Agreement as terminated by reason of any breach of this Agreement, and each party hereto knowingly, willingly, irrevocably and expressly waive any and all rights of rescission it may have in respect of any such matter.
11.07    Operating Agreement. Each Seller waives any rights he, she or it may have under Section 8.3 of the Operating Agreement, or otherwise, to participate in the sale of Units by any other Seller contemplated by this Agreement.
ARTICLE XII

INDEMNIFICATION
12.01    Survival.

(a)    The representations and warranties in this Agreement shall survive the Closing as follows:
(i)    the representations and warranties set forth in Section 4.09, the third, fourth and fifth sentences in Section 5.04, and Section 5.05 (the "Fundamental Reps") shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed therein (giving effect to any waiver, mitigation or extension thereof); and
(ii)    all other representations and warranties in this Agreement other than the Fundamental Reps (the "General Reps") shall survive only until the end of the twelfth (12th) month after the Closing Date.
(b)    The covenants and agreements of the parties contained in this Agreement that are to be performed prior to the Closing shall, subject to the express terms thereof, survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date. The covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the Closing in accordance with their terms. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period. Notwithstanding anything herein to the contrary, the obligations of the parties set forth in Section 11.03 and Sellers' obligation to indemnify Purchaser pursuant to Section 12.03 with respect to Taxes shall survive until the expiration of the applicable statute of limitations with respect to the Taxes in question (giving effect to any waiver, mitigation or extension thereof).
(c)    In determining (i) whether any representation or warranty in this Agreement was true and correct as of any particular date and (ii) the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded.
12.02    Indemnification of Sellers and Company Directors and Officers by Purchaser.
(a)    From and after the Closing and subject to provisions of this Article XII, the Purchaser will indemnify, defend and hold harmless the Sellers, the present directors and officers (when acting in such capacity) of the Company and their respective agents, heirs, successors and permitted assigns (each, a "Seller Indemnified Party") against all Losses resulting from, arising out of or incurred in connection with:
(i)    any failure of any representation or warranty made by Purchaser in this Agreement to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; and
(ii)    any nonfulfillment or breach of any covenant or agreement made by the Purchaser in this Agreement.
(b)    The Seller Indemnified Parties shall not be entitled to assert any claim for indemnification pursuant to Section 12.02(a)(i) after the end of the twelfth (12th) month after the Closing Date; provided that if on or prior to such date, a notice of claim shall have been given to the Purchaser pursuant to Section 12.04 for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified pursuant to this Section 12.02 with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.
(c)    Any indemnification of a Seller Indemnified Party pursuant to this Section 12.02 shall be effected by wire transfer or transfers of immediately available funds from the Purchaser to an account or accounts designated by the applicable Seller Indemnified Party in writing to the Purchaser within five (5) Business Days after the determination thereof.
(d)    The provisions of this Section 12.02 shall survive the Closing in accordance with their terms and are intended to be for the benefit of, and will be enforceable by, each Seller Indemnified Party and his or her heirs and representatives.
12.03    Indemnification of the Purchaser by the Sellers.
(a)    From and after the Closing and subject to the provisions of this Article XII, the Sellers, severally and not jointly, and in accordance with each such Seller's Pro Rata Portion, will indemnify, defend and hold harmless the Purchaser and any of its Affiliates (including the Blocker Corp, the Company and its Subsidiaries following the Closing), and their respective officers, directors, employees, shareholders, agents, heirs, successors and permitted assigns (each, a "Purchaser Indemnified Party") against all Losses resulting from, arising out of or incurred in connection with:
(i)    any failure of any General Rep made by the Company or the Blocker Corp, in each case, to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date;
(ii)    (A) any nonfulfillment or breach of any covenant of the Company to be performed prior to Closing (other than Section 8.01(b)(xv)); or (B) any nonfulfillment or breach of any other covenant or agreement made by the Representative to be performed after Closing and any nonfulfillment or breach of Section 8.01(b)(xv) by the Company or the Blocker Corp;
(iii)    any failure of any Fundamental Rep, in each case, to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; and
(iv)    subject to Section 11.03, Seller Taxes.
(b)    From and after the Closing and subject to the provisions of this Article XII, each Seller, severally and not jointly, will indemnify, defend and hold harmless the Purchaser Indemnified Parties against all Losses resulting from, arising out of or incurred in connection with (i) any failure of any representation or warranty made by such Seller in this Agreement, in each case, to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date and (ii) any nonfulfillment or breach of any other covenant or agreement by such Seller in this Agreement (A) to be performed prior to Closing other than Section 8.01(a), (B) to be performed after Closing or (C) under Section 8.01(a).

(c)    All indemnification payments for Losses of a Purchaser Indemnified Party payable pursuant to this Article XII (either from the Escrow Funds or otherwise) shall be paid directly to Purchaser. All indemnification obligations of the Sellers shall first be satisfied from the Escrow Funds. Subject to the limitations on liability in Section 12.05, any indemnification obligations of the Sellers that exceed the Escrow Funds shall be paid by wire transfer of immediately available funds by the Sellers, severally and not jointly, based on each Seller's Pro Rata Portion thereof, to an account designated by the Purchaser in writing to the Representative within five (5) Business Days after the determination thereof, provided, however, any excess amount due pursuant to 12.03(b)(ii)(B) shall be paid only by the Seller in breach thereof.
(d)    The Purchaser Indemnified Parties shall not be entitled to assert any claim for indemnification pursuant to Section 12.03(a)(i), Section 12.03(a)(ii)(A), Section 12.03(b)(i), Section 12.03(b)(ii)(A) or Section 12.03(b)(ii)(C) after the end of the twelfth (12th) month after the Closing Date; provided that if on or prior to such date a notice of claim shall have been given to the Representative pursuant to Section 12.04 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified pursuant to this Section 12.03 with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.
(e)    The provisions of this Section 12.03 shall survive the Closing in accordance with their terms and are intended to be for the benefit of, and will be enforceable by, each Purchaser Indemnified Party and its successors and representatives.
12.04    Procedures Relating to Indemnification.
(a)    If an indemnified party shall desire to assert any claim for indemnification provided for under this Article XII in respect of, arising out of or involving a claim or demand made by any person (other than a party hereto or Affiliate thereof) against the indemnified party (a "Third-Party Claim"), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of the Third-Party Claim, including an estimate of the Losses actually incurred to date, the amount of such claim and the basis thereof and including copies of all applicable documents relating to such claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except (i) to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure, and then only to such extent, or (ii) if the applicable survival period contemplated by Section 12.01 has expired. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.
(b)    If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof (at its expense) and, if it so chooses, within ten (10) days of receiving notice of such claim, to assume the defense thereof (at its expense) with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that the indemnifying party shall not have the right to assume the defense of any Third-Party Claim that (i) is a criminal claim or involves any allegations of criminal wrongdoing or fraud, (ii) is a claim by a Governmental Entity or involves an alleged violation of applicable Law, (iii) seeks injunctive or other non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages and such non-monetary relief is de minimis to the indemnified party), (iv) the indemnified party reasonably believes the potential Losses will be materially in excess of the Adjusted Escrow Funds in the case of Escrow Indemnification Obligations or (v) is a claim in which the indemnifying party is also a party and joint representation would not be advisable due to an actual conflict of interest or there may be meaningful legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party.
(c)    Should the indemnifying party have the right to assume the defense of a Third-Party Claim and elect to so assume the defense of such Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves conflicts of interest or different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of one firm as separate counsel (in addition to any necessary local counsel) employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.
(d)    If the indemnifying party chooses to defend any Third-Party Claim, all the parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's reasonable request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use of all reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy or any other obligation other than solely the payment of monetary damages for which the indemnified party will be indemnified hereunder, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the indemnified party.
(e)    If an indemnified party shall desire to assert any claim for indemnification provided for under this Article XII other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim, including an estimate of the Losses incurred to date, the amount of such claim and the basis thereof and including copies of all applicable documents relating to such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except (i) to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure, and then only to such extent, or (ii) if the applicable survival period contemplated by Section 12.01 has expired. If the indemnifying party does not respond to such notice within forty-five (45) days after its receipt, it will have no further right to contest the validity or amount of such claim.
(f)    The parties agree that the Representative shall act in all respects under this Article XII as the Seller Indemnified Party and indemnifying party on behalf of the Sellers (which, for the avoidance of doubt, shall be limited to administrative aspects, such as receiving and agreeing to indemnify for claims, but shall not include financial responsibility, which shall remain the obligation of the Sellers subject to the terms hereof).
12.05    Limitations on Indemnification.
(a)    The Sellers shall have no liability for any claim for indemnification pursuant to Section 12.03(a)(i), Section 12.03(b)(i) or Section 12.03(b)(ii)(C) if the Loss associated with such claim is less than $100,000 (any claim in such amount being referred to as a "De Minimis Claim"). The Sellers shall have no liability for indemnification pursuant to Section 12.03(a)(i), Section 12.03(b)(i) or Section 12.03(b)(ii)(C) with respect to Losses for which indemnification is provided thereunder unless the aggregate amount of such Losses (excluding all Losses associated with De Minimis Claims) exceeds five million dollars ($5,000,000) (the "Indemnity Threshold") (and then only to the extent of such excess); provided that in no event shall (i) the aggregate indemnification to be paid by the Sellers pursuant to Section 12.03(a)(i), Section 12.03(a)(ii)(A), Section 12.03(b)(i) or Section 12.03(b)(ii)(C) exceed the Adjusted Escrow Funds, and (ii) the aggregate indemnification to be paid by any Seller pursuant to this Agreement exceed the actual cash proceeds received by such Seller pursuant to this Agreement; provided that the aggregate indemnification to be paid by any of Townsend Acquisition, GTCR X/B and the Blocker Seller (collectively, the "GTCR Sellers") pursuant to this Agreement shall not exceed the actual cash proceeds received by the GTCR Sellers pursuant to this Agreement.
(b)    The Purchaser shall have no liability for any claim for indemnification pursuant to Section 12.02(a)(i) if the Loss is associated with any De Minimis Claim. Purchaser shall have no liability for indemnification pursuant to Section 12.02(a)(i) with respect to Losses for which indemnification is provided thereunder unless the aggregate amount of such Losses (including all Losses associated with De Minimis Claims) exceeds the Indemnity Threshold (excluding all Losses associated with De Minimis Claims); provided that in no event shall the aggregate indemnification to be paid by Purchaser pursuant to Section 12.02(a)(i) exceed the Adjusted Escrow Funds.
(c)    Subject to the limitations set forth in this Agreement, (i) with respect to any claim for indemnification pursuant to Section 12.03 for Losses suffered by the Company or any of its Subsidiaries, the amount payable to the Purchaser Indemnified Parties under this Article XII shall be equal to the Applicable Percentage of such Losses (for example, if the Company suffers a Loss of $1 million due to a breach of a representation related to litigation in which the Company is involved for which it is otherwise entitled to receive indemnification, Purchaser shall be entitled to receive the Applicable Percentage of $1 million and not the entire $1 million), and (ii) with respect to any claim for indemnification pursuant to Section 12.03 for Losses to the extent suffered solely by the Purchaser and not the Company or any of its Subsidiaries, the amount payable to the Purchaser Indemnified Parties under this Article XII shall be equal to the amount of such Losses (for example, if the Purchaser suffers a Loss of $1 million due to a breach of a representation related to the Sellers' title to equity for which it is otherwise entitled to receive indemnification, Purchaser shall be entitled to receive the entire $1 million). No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Losses.
(d)    Except for the Purchaser pursuant to Section 1.06 (if applicable) and Section 2.02(c), and subject to the last sentence of Section 1.09(b), no Person (including any Seller Party) shall have any obligation to fund the Escrow Funds.
(e)    Except as set forth in this Agreement, none of the Purchaser or the other Purchaser Parties shall have any right to indemnification under this Agreement from and against any Losses or Taxes of any Person that are resulting from or arising out of the reduction of, or failure of the availability of, any net operating loss, capital loss, Tax basis, or any other Tax asset or attribute except to the extent that such reduction or failure results in an increase in Seller Taxes.
12.06    Indemnity Payments. All payments made pursuant to this Article XII shall be treated by the parties on all Tax Returns as adjustments to the consideration for the transaction contemplated by this Agreement.
12.07    Insurance; Recoveries. The amount of any Loss subject to indemnification hereunder shall be calculated net of any insurance proceeds or other payments actually received by the indemnified party from any insurer or other third party on account of such Loss (as reduced by any related retrospective or prospective increase in premiums and taking into account all costs and expenses reasonably incurred in procuring such proceeds or payments, and any Taxes paid or payable as a result of the receipt of such proceeds or payments). The indemnified party shall take all commercially reasonably actions to seek full and prompt recovery under all insurance policies and any other rights, remedies or agreements covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. The indemnified party shall be under no obligation to pursue any insurance claim with respect to a matter for which such party is claiming indemnity under this Agreement if the indemnified party reasonably believes the cost of pursuing such insurance claim, including any increase in premium related thereto, would be greater than the potential recovery. To the extent that the indemnified party pursues an insurance claim and the costs related thereto (as described in the parenthetical above) exceed the insurance proceeds, the excess will be treated as a Loss. If the amount of any Loss suffered by any indemnified party is reduced, at any time subsequent to any payment in respect thereof by an indemnifying party pursuant to recovery from any insurer or other third party on account of such Loss, an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the indemnifying party), less any costs incurred in obtaining such recovery, shall either promptly be repaid by the indemnified party to the indemnifying party or will serve as an offset of other amounts owed by the indemnifying party to the indemnified party. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

12.08    Exclusive Remedy.
(a)    Each of the parties acknowledges and agrees that from and after the Closing, except in the case of fraud or Willful Misconduct, its sole and exclusive remedy with respect to any and all claims under this Agreement regarding any breach of a representation or warranty, or non-performance of any covenant, or with respect to Taxes shall be this Article XII.
(b)    The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby (including Section 12.02 and this Section 12.08), constitute an integral part of the consideration given to the Sellers, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.
ARTICLE XIII

DEFINITIONS
13.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
"Additional Consideration" means, without duplication, the sum of: (i) the portion of the Escrow Funds paid or payable to the Sellers pursuant to this Agreement and the Escrow Agreement, plus (ii) any consideration paid or payable to the Sellers pursuant to Section 1.05, Section 1.06, Section 1.07 and Section 1.08, plus (iii) any other consideration paid or payable to the Sellers pursuant to this Agreement (other than the Closing Cash Consideration).
"Adjusted Assets Under Management" means, for each Client that pays fees determined by reference to assets under management or advisement, the amount of assets under management or advisement, as applicable, by the Company and its Subsidiaries for such Client as of the Base Date, as adjusted (a) to reflect net cash flows (including additions and withdrawals (or notice of such withdrawals)) by such Client from and after the Base Date and prior to the Closing Calculation Date and, with respect to a Private Fund, exclusive of distributions or reinvestment of distributions, and (b) to exclude market appreciation or depreciation and currency fluctuations from and after the Base Date and prior to the Closing Calculation Date; provided that with respect to any Person that enters into an Investment Advisory Contract with the Company to become a new Client from and after the Base Date and prior to the Closing Calculation Date, Adjusted Assets Under Management shall be calculated as of the date such Person enters into such Investment Advisory Contract and such adjustments shall be made from such date.
"Adjusted Escrow Funds" means, at any given time, an amount equal to (i) the Escrow Funds plus (ii) the amount of any Excess Escrow Indemnification Obligations satisfied with Escrow Funds plus (iii) the amount of any Seller Taxes paid to the Purchaser from the Escrow Funds pursuant to Section 11.03(c)(vi).

"Adjustment Amount" means the difference between the Closing Cash Consideration and the applicable amount contemplated by clauses (i), (ii) or (iii) of Section 2.02(a), up to the Escrow Amount.
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Aggregate Base Revenue Run Rate" means, the aggregate Base Revenue Run Rate for all Clients as set forth on the Aggregate Base Revenue Run Rate Schedule.
"Aggregate Consented Client Closing Revenue Run Rate" means the sum of (A) the Aggregate Base Revenue Run Rate for all Clients that have Consented as of the Closing Calculation Date plus (B) 50% of the New Client Aggregate Closing Revenue Run Rate for all New Clients that have Consented as of the Closing Calculation Date.
"Applicable Percentage" means a percentage calculated in accordance with the Allocation Methodology Schedule.
"Base Consideration" means $450,000,000.
"Base Date" means September 29, 2015.
"Base Revenue Run Rate" means, for each Client of the Company or its Subsidiaries as of the Base Date, an agreed projection of such Client's Revenue Run Rate for the 12 months following the Base Date, as set forth on the Aggregate Base Revenue Run Rate Schedule.
"Business Day" means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Cleveland, Ohio or Chicago, Illinois.
"Cash" means, with respect to the Company and its Subsidiaries and the Blocker Corp, as of the open of business on the Closing Date, all cash and cash equivalents held by the Company or its Subsidiaries and the Blocker Corp, taking into account any deposits in transit, at such time.
"CEA" means the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder by the Commodity Futures Trading Commission.
"Client" means (i) any Person to which the Company or any of its Subsidiaries provides services pursuant to an Investment Advisory Contract or (ii) a Private Fund of which the Company or any of its Subsidiaries is the general partner or managing member.
"Closing Calculation Date" means seven (7) Business Days prior to the Closing Date.
"Closing Cash Consideration" means the amount (A) multiplied by (B), where (A) equals the Applicable Percentage; and (B) equals (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the Estimated NWC Adjustment Amount, plus (iv) the amount of Estimated Cash.

"Code" means the Internal Revenue Code of 1986, as amended.
"Company Fundamental Reps" means those representations and warranties contained in Section 4.01 (Organization and Organizational Power), Section 4.02 (Subsidiaries), the first sentence of Section 4.03 (Authorization), Section 4.04 (Capitalization), Section 5.01 (Blocker Corp Organization), Section  5.02 (Blocker Corp Capitalization), Section 6.01 (Organization and Entity Power), Section 6.02 (Authorization), and Section 6.03 (Title to Securities).
"Consent" and "Consented" means (a) with respect to a Written Consent Client, such Written Consent Client has (i) provided its written consent, in a form substantially similar to the Affirmative Consent Notice or a form otherwise reasonably acceptable to Purchaser, (ii) not withdrawn in writing or provided written notice of its intention to withdraw such written consent and (iii) not (A) terminated or provided written notice of its intention to terminate the underlying Investment Advisory Contract or (B) terminated or provided written notice of its intention to terminate its relationship with the Company, (b) with respect to a Negative Consent Client, such Negative Consent Client has (i) not provided written notice of its objection or written notice of its intention to object to the transactions contemplated by this Agreement and (ii) not (A) terminated or provided written notice of its intention to terminate the underlying Investment Advisory Contract or (B) terminated or provided written notice of its intention to terminate its relationship with any of the Companies and (c) with respect to a Private Fund, the requisite consent of investors in each Private Fund under its governing documents and applicable Law (including the Investment Advisers Act) to amend such governing documents as necessary to approve and give effect to the transactions contemplated by this Agreement. For the avoidance of doubt, without duplication, (i) any Client who provides written notice of termination of its Investment Advisory Contract with the Company prior to Closing shall be deemed to have not Consented, (ii) any Client who executes an Investment Advisory Contract after the Base Date that specifically consents to the change in control contemplated by the transactions set forth in this Agreement will be deemed to have Consented and (iii) with respect to a Negative Consent Client, any Negative Consent Client to whom the Company and its Subsidiaries continue to provide services from the Closing Calculation Date through the Measurement Date will be deemed to have provided Consent as of the Measurement Date, even if a written consent is not delivered.
"Debt Commitment Letter" means the debt commitment letter among the Purchaser and Morgan Stanley Senior Funding, Inc., dated as of the date hereof, as amended, supplemented or replaced in compliance with Section 9.07(a), pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated by this Agreement.
"Debt Financing" means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.
"Debt Financing Documents" means the agreements, documents and certificates contemplated by the Debt Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes and intercreditor agreements pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter and (b) officer, secretary, solvency and perfection certificates, legal opinions and resolutions contemplated by the Debt Commitment Letter or requested by the Debt Financing Sources.

"Debt Financing Sources" means each lender and each other Person (including each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with any commitment letters, including the parties to the Debt Commitment Letter, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing; provided that in no event shall any Affiliate of the Purchaser have the benefit of Section 14.20 as a Debt Financing Source.
"Environmental Laws" means all applicable Laws concerning pollution or protection of, health or safety (with respect to the exposure to hazardous substances) or the environment as enacted and in effect as of or prior to the Closing Date.
"Escrow Amount" means $22,500,000.
"Escrow Funds" means, as of any particular time, the then-remaining and available amount held by the Escrow Agent pursuant to the Escrow Agreement.
"Escrow Indemnification Obligations" means all obligations of the Sellers hereunder to indemnify the Purchaser Indemnified Parties (including, with respect to breaches of General Reps) other than the Excess Escrow Indemnification Obligations.
"Estimated NWC Adjustment Amount" means the amount (if any), which may be positive or negative, equal to (a) the Estimated Net Working Capital minus (b) the Target Net Working Capital Amount.
"Excess Escrow Indemnification Obligations" means the obligations of the Sellers to indemnify the Purchaser Indemnified Parties pursuant to Section 12.03(a)(ii)(B), Section 12.03(a)(iii), Section 12.03(a)(iv) and Section 12.03(b)(ii)(B).
"FCA" means the Financial Conduct Authority of the United Kingdom and any successor thereto.
"FCA Rules" means the rules, requirements, guidance and directions issued by the FCA, as set out in the FCA Handbook as amended from time to time.
"Final Cash Consideration" means the amount equal to (A) multiplied by (B), where (A) equals the Applicable Percentage; and (B) equals (i) the Base Consideration, minus (ii) the amount of Indebtedness, plus (iii) the Final NWC Adjustment Amount, plus (iv) the amount of Cash, in each case of (i) – (iv), as finally determined pursuant to Section 1.04.
"Final Closing Payment" means an amount equal to (A) the applicable amount contemplated by clauses (i), (ii) or (iii) below minus (B) the Escrow Amount minus (C) the Transaction Expenses minus (D) the Representative Holdback Amount:

(i)    if the Aggregate Consented Client Closing Revenue Run Rate was equal to or greater than 85% of the Aggregate Base Revenue Run Rate, an amount (not to exceed 100% of the Final Cash Consideration) equal to the product of (A) 100% of the Final Cash Consideration and (B) a quotient, the numerator of which is the Aggregate Consented Client Closing Revenue Run Rate and the denominator of which is the Aggregate Base Revenue Run Rate;
(ii)    if a Sellers Election was invoked on or prior to the Closing Date, an amount equal to the product of (A) 100% of the Final Cash Consideration and (B) a quotient, the numerator of which is the Aggregate Consented Client Closing Revenue Run Rate and the denominator of which is the Aggregate Base Revenue Run Rate; or
(iii)    if a Purchaser Election was invoked on or prior to the Closing Date, an amount equal to 85% of the Final Cash Consideration.
"Final NWC Adjustment Amount" means the amount (if any), which may be positive or negative, equal to (a) the Net Working Capital as finally determined pursuant to Article I minus (b) the Target Net Working Capital Amount.
"Financing Conditions" mean the conditions precedent to the Debt Financing set forth in paragraph 2 of the Debt Commitment Letter and in Annex C to the Debt Commitment Letter.
"FSMA" means the Financial Services and Markets Act 2000 (United Kingdom), as amended.
"GAAP" means United States generally accepted accounting principles, as consistently applied by the Company.
"Governmental Entity" means any federal, national, state, foreign, provincial, local or other government or any governmental authority, Self-Regulatory Authority or other regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof; provided that any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.
"Indebtedness" means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Blocker Corp and the Company and its Subsidiaries (i) for borrowed money, (ii) in respect of capitalized leases, (iii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business and earn-outs not yet earned), (v) in respect of letters of credit and bankers' acceptances, in each case, to the extent drawn or funded and (vi) break fees or other breakage costs for contracts or agreements relating to interest rate protection, swap agreements and collar agreements, and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (a)(i) through (a)(vi). For purposes of Article I, Indebtedness shall exclude any inter-company indebtedness among the Company and any of its Subsidiaries or the Blocker Corp and shall mean Indebtedness, as defined above, outstanding as of the open of business on the Closing Date.

"Intellectual Property" means any or all of the following: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; and (v) inventions, know-how, trade secrets, and proprietary information.
"Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
"Investment Advisory Contract" means a contract under which a Person acts as a discretionary or non-discretionary investment adviser to any Client.
"Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.
"Knowledge" means (i) with respect to the Company, the actual knowledge of Terrance R. Ahern, Joseph Olszak, and Anthony Frammartino, and (ii) with respect to the Purchaser, the actual knowledge of Albert Tylis and Ronald Lieberman.
"Law" means any law, rule, regulations, judgment, injunction, order, ordinance, statute, or decree of any Governmental Entity.
"Letter Agreement" means the Letter Agreement regarding the Supplemental Payments, dated October 15, 2015, by and among Terrance R. Ahern, Townsend Acquisition, the Company, GTCR Partners X/B and Blocker Seller.
"Liens" means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security or priority interest, participation interest, option, deposit arrangement, title retention, conditional sale, financing lease or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest, however arising (including any created by applicable Law), or an agreement or commitment to create any of the foregoing, other than a Permitted Lien.
"Loss" means any losses, liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any proceeding), costs and expenses (including interest, fines, penalties and fees with respect thereto and attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any proceeding), including any of the foregoing arising under, out of or in connection with any proceeding or award of any arbitrator of any kind, or any applicable Law, contract, commitment or undertaking.
"Management Notes" means (i) the Promissory Note, dated August 25, 2014, issued by Anthony Frammartino to the Company, (ii) the Promissory Note, dated August 25, 2014, issued by Micolyn Magee to the Company, (iii) the Promissory Note, dated August 25, 2014, issued by Joseph Olszak to the Company, (iv) the Promissory Note, dated August 25, 2014, issued by Martin Rosenberg to the Company, (v) the Promissory Note, dated October 13, 2015, issued by Martin Rosenberg to the Company, (vi) the Promissory Note, dated September 15, 2015, issued by Martin

Rosenberg to the Company, (vii) the Promissory Note, dated November 18, 2011, issued by Joseph Olszak to Aligned, and (viii) the Promissory Note, dated November 18, 2011, issued by Joseph Olszak to Sinclair.
"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the assets or liabilities, condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development resulting from (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the financial or capital markets in general (including currency fluctuations) or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof by Governmental Entities; (v) actions required to be taken under applicable Laws, contracts or agreements; (vi) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vii) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, cyber attack, material armed hostilities or other material international or national calamity or act of terrorism; or (x) the effect of any action taken by the Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement; provided that, in the case of clauses (ii), (iv), (v) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the asset management business, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.
"Net Working Capital" means (i) current assets (excluding Cash and deferred Tax assets) of the Company and its Subsidiaries as of the open of business on the Closing Date, minus (ii) current liabilities (excluding Indebtedness, deferred Tax liabilities and Transaction Expenses) of the Company and its Subsidiaries as of the open of business on the Closing Date, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit A; provided that notwithstanding anything herein to the contrary, the amount of the accounts receivable reflected in the Net Working Capital shall be determined on the basis of a pro rata daily revenue accrual (rather than at a quarter end), based on the number of days elapsed in the applicable quarter, and the amount of accrued expenses reflected in Net Working Capital shall include an accrual for the pro rata portion (based on the number of days elapsed in the applicable fiscal year) of the aggregate employee bonus amount anticipated to be payable with respect to such fiscal year. Exhibit A sets forth an example of the calculation of the Net Working Capital as of June 30, 2015. Such calculation is included for reference purposes only, and the

Company does not make any representation or warranty, and will not incur any liability, in respect thereof.
"New Client Aggregate Closing Revenue Run Rate" means the aggregate New Client Revenue Run Rate for all New Clients as of the Closing Calculation Date.
"New Client Revenue Run Rate" means, with respect to a New Client, as of the Closing Calculation Date, the aggregate annualized investment management or advisement fees payable to the Company or its Subsidiaries from such Client in the 12 months following the Closing Calculation Date, which shall be determined in the following manner: (a) if such investment management fees are fixed and not increased or decreased by reference to assets under management or advisement, the applicable annual fee contained in such New Client's Investment Advisory Contract (and in the event a New Client provides notice of a material reduction of its relationship with the Company, reduced by the proportion of the fee representing such terminated services), and (b) if such investment management fees are determined by reference to assets under management or advisement, determined by multiplying the assets under management or advisement with respect to such New Client as of the Closing Calculation Date by the applicable annual fee rate contained in such New Client's Investment Advisory Contract. For purposes of this definition, the "applicable annual fee rate" or "applicable annual fee" for each account shall not include the effect of any performance-based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement, rebate or similar reduction to any Person in connection with such account.
"New Operating Agreement" means the Third Amended and Restated Limited Liability Company Agreement of the Company, executed as of the date hereof and effective as of the Closing.
"Non-Fund Client" means each Client that has an Investment Advisory Contract with the Company, other than the Private Funds.
"Operating Agreement" means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated October 15, 2015.
"Paying Agent" means Citibank, N.A.
"Paying Agent Agreement" means that certain paying agent agreement among the Paying Agent, the Purchaser, the Company, and the Representative dated as of the date hereof.
"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries; (ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property, as applicable for the purposes for which it is currently used or proposed to be used in connection with the Company's and its

Subsidiaries' businesses; (v) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (vii) Liens set forth on the Permitted Liens Schedule.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.
"Plan Asset Fund" means any entity holding "plan assets" within the meaning of Section 3(42) of ERISA.
"Pre-Closing Tax Period" means any taxable year or other taxable period beginning prior to the Closing and ending on or before the Closing Date.
"Private Fund" means a pooled investment vehicle that (a) is excepted from the definition of "investment company" (as defined in the Investment Company Act) under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, and (b) (i) the Company or a Subsidiary of the Company (A) formed as a legal entity, (B) established the contractual framework or (C) serves as the primary named entity that interacts with prospective Clients to raise money for such vehicle or (ii) the Company or a Subsidiary of the Company serves as the general partner or managing member, each of which will be set forth on the Private Funds Schedule.
"Pro Rata Portion" means, with respect to any Seller, a percentage determined in accordance with the Allocation Methodology Schedule.
"Purchaser Fundamental Reps" means those representations and warranties contained in Section 7.01 (Organization and Organizational Power) and Section 7.02 (Authorization).
"Purchaser Party" means the Purchaser, any of its Affiliates (including, solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, advisors, representatives, successors, or permitted assigns.
"Retained Units" means the Sinclair Units and the Management Units indicated as Retained Units on the Capitalization Schedule.
"Revenue Run Rate" means, with respect to a Client, as of any date, the aggregate annualized investment management or advisement fees payable to the Company or its Subsidiaries from such Client, which shall be determined in the following manner: (a) if such investment management fees are fixed and not increased or decreased by reference to assets under management or advisement, the applicable annual fee contained in such Client's Investment Advisory Contract (and in the event a Client provides notice of a material reduction of its relationship with the Company, reduced by the proportion of the fee representing such terminated services), and (b) if such investment management fees are determined by reference to assets under management or advisement, determined by multiplying the Adjusted Assets Under Management with respect to such Client as of such date by the applicable annual fee rate contained in such Client's Investment Advisory Contract. For purposes of this definition, the "applicable annual fee rate" or "applicable annual fee" for each account shall not include the effect of any performance-based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement, rebate or similar reduction to any Person in connection with such account.
"SEC" means the U.S. Securities and Exchange Commission.
"Self-Regulatory Authority" means the New York Stock Exchange, Inc., the Financial Industry Regulatory Authority, Inc., the National Futures Association or any other similar agency, body, exchange, authority or organization having jurisdiction or regulatory authority over the Company or any of its Subsidiaries.
"Seller Parties" means the Sellers and their respective Affiliates (other than the Blocker Corp, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, advisors, successors or permitted assigns.
"Seller Taxes" means, in the case of the Sellers or the Blocker Corp, 100% of, and, in the case of the Company and its Subsidiaries, the Applicable Percentage of, any and all Taxes (a) imposed on or with respect to the Blocker Corp or the Company or its Subsidiaries, or for which any of the Blocker Corp or the Company or its Subsidiaries may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date, (b) of any other Person for which any of the Blocker Corp or the Company or its Subsidiaries is or has been liable as a transferee or successor, (c) any Taxes resulting from or arising out of any breach of or inaccuracy in any of the representations and warranties contained in Section 4.09 or Section 5.05, (d) any obligation or other liability of any of the Blocker Corp or the Company or its Subsidiaries to indemnify any other Person in respect of or relating to Taxes or for any amounts calculated by reference to Taxes or to pay an amount pursuant to any Tax sharing or Tax allocation agreement entered into prior to the Closing Date (other than any such agreements solely among the Blocker Corp or the Company or its Subsidiaries and other than any such agreement the principal purpose of which does not relate to Taxes), (e) any Taxes of the Sellers, or any other direct or indirect beneficial owner of Units, for any taxable period and (f) any and all Taxes of any member of any consolidated, combined or unitary group of which any of the Blocker Corp, the Company or its Subsidiaries (or any predecessor of each such entity) is or was a member prior to the Closing by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law. In the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the Taxable period of any partnership or other pass‑through entity or non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding the foregoing, any Tax liability (a) that is attributable to the portion of the Closing Date that occurs after the Closing and that is outside the ordinary course of business or (b) that results from a breach of this Agreement by Purchaser or any Affiliate thereof or, after the Closing, by the Blocker Corp, the Company or its Subsidiaries shall not be included in the definition of Seller Taxes. In addition, and notwithstanding anything contained in this Agreement to the contrary, "Seller Taxes" shall include all Taxes resulting from the Restructuring Transactions (x) in any taxable period (or portion thereof) ending on or prior to the Closing Date, including for the avoidance of doubt, any Taxes arising after the Closing on the Closing Date, and (y) on the day after the Closing Date as a result of the application of the next-day or similar rule.
"Sinclair Seller Note" means that certain Non-Negotiable Subordinated Promissory Note, dated November 18, 2011, made by Aligned in favor of Sinclair (as successor to The Townsend Group, Inc.).
"Straddle Period" means any taxable period that begins on or before and ends after the Closing Date.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For the avoidance of doubt, no Private Fund shall be considered a Subsidiary.
"Target Net Working Capital Amount" means $5,000,000.
"Tax" means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, payroll, withholding, unemployment, or other tax or charges in the nature of tax including any interest, penalties or additions to tax.
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.
"Townsend UK" means Townsend Group Europe Ltd., a company incorporated in England and Wales with registered number 06766828.
"Transaction Expenses" shall mean, to the extent unpaid as of the Closing, the amount of (i) any out-of-pocket fees, costs and expenses incurred by the Representative, the Company or any of its Subsidiaries on or prior to the Closing in connection with the transactions contemplated by this Agreement, including with respect to any counsel, accountants, consultants or other advisors or service providers and (ii) any severance, change in control, termination, retention, transaction bonus, incentive or similar payments or benefits which become payable or due as a result of the Closing.
"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.
"Willful Breach" means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific provision or covenant of this Agreement.
"Willful Misconduct" means willful misconduct (which, for the avoidance of doubt, is conduct of a Person that such Person has reason to know is misconduct, as opposed to any other intentional act).
13.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
13.03    Index of Defined Terms.

	Page		Page

Additional Consideration	61	Blocker Seller	1
Adjusted Assets Under Management	61	Blocker Shares	1
Adjusted Escrow Funds	61	Blocker Units	1
Adjustment Amount	62	Business Day	62
Affiliate	62	Cash	62
Affirmative Consent Notice	53	CEA	62
Aggregate Base Revenue Run Rate	62	Client	62
Aggregate Consented Client Closing		Closing	7
Revenue Run Rate	62	Closing Balance Sheet	3
Agreement	1	Closing Calculation Date	62
Aligned	2	Closing Cash Consideration	62
Antitrust Laws	43	Closing Date	7
Applicable Courts	87	Closing Estimate	3
Applicable Percentage	62	Closing Payment	7
Authorized Action	78	Closing Transactions	7
Base Consideration	62	Code	62
Base Date	62	Co-Investment Amounts	6
Base Revenue Run Rate	62	Company	1
Blocker Corp	1	Company 401(k) Plan	42
Blocker II	2	Company Fundamental Reps	63

Company Group	47	HSR Filing	36
Company IT Systems	18	Indebtedness	65
Company Plans	41	Indemnified Persons	41
Company Transaction	38	Indemnity Threshold	59
Confidentiality Agreement	36	Intellectual Property	65
Consent	63	Interim Co-Investment Amounts	35
Consented	63	Investment Advisers Act	66
De Minimis Claim	59	Investment Advisory Contract	66
Debt Commitment Letter	63	Investment Company Act	66
Debt Financing	63	K&E	7
Debt Financing Documents	63	Knowledge	66
Debt Financing Sources	64	Latest Balance Sheet	12
Disclosure Schedules	11	Law	66
Environmental Laws	64	Leased Real Property	14
ERISA	19	Liens	66
Escrow Account	8	Loss	66
Escrow Agent	8	Management Sellers	1
Escrow Agreement	8	Management Units	1
Escrow Amount	64	Material Adverse Effect	66
Escrow Funds	64	Measurement Date	5
Escrow Indemnification Obligations	64	Negative Consent Client	53
Estimated Cash	3	Negative Consent Notice	53
Estimated Indebtedness	3	Net Working Capital	67
Estimated Net Working Capital	3	New Client	3
Estimated NWC Adjustment Amount	64	New Client Aggregate Closing Revenue Run Rate	67
Excess Amount	5	New Client Revenue Run Rate	67
Excess Escrow Indemnification Obligations	64	New Operating Agreement	68
FCA	64	Non-Fund Client	68
FCA Condition	9	Non-U.S. Plan	19
FCA Rules	64	Objections Statement	4
Fee Letter	31	Outside Date	46
Final Cash Consideration	64	Paying Agent	68
Final Closing Payment	64	Paying Agent Agreement	68
Final NWC Adjustment Amount	65	Permits	21
Financial Statements	12	Permitted Liens	68
Financing Conditions	65	Person	68
Former Holder	77	Plan	19
FSMA	65	Plan Asset Fund	69
Fundamental Reps	55	Pre-Closing Tax Period	69
GAAP	65	Preliminary Statement	3
General Reps	55	Private Fund	69
Governmental Entity	65	Privileged Communications	48
GTCR Sellers	59	Pro Rata Portion	69
GTCR Splitter	2	Projections	79
GTCR X/B	1	Purchaser	1
GTCR X/B Units	2	Purchaser Election	10
HSR Act	12	Purchaser Fundamental Reps	69

Purchaser Indemnified Party	56	Sinclair	1
Purchaser Party	69	Sinclair Seller Note	70
Purchaser Releasers	53	Sinclair Units	1
Purchaser's 401(k) Plan	42	Straddle Period	71
Purchaser's Representatives	36	Subsidiary	71
Representative	1	Successor Holder	77
Representative Holdback Amount	8	Target Net Working Capital Amount	71
Restructuring Transactions	2	Tax	71
Restructuring Units	2	Tax Accountant	51
Retained Units	69	Tax Contest	50
Revenue Run Rate	69	Tax Refund	51
Revenue Run Rate Components	3	Tax Returns	71
Schedule	11	Third-Party Claim	57
SEC	69	Townsend Acquisition	1
Securities	1	Townsend Acquisition Units	1
Securities Act	31	Townsend Intermediate	2
Self-Regulatory Authority	70	Townsend UK	71
Seller Indemnified Party	55	Transaction Expenses	71
Seller Parties	70	Transfer Taxes	48
Seller Releasers	54	Units	1
Seller Taxes	70	Valuation Firm	4
Sellers	1	WARN Act	71
Sellers' Allocation	52	Willful Breach	71
Sellers Election	9	Willful Misconduct	71
Settlement Date	4	Written Consent Client	52

ARTICLE XIV

MISCELLANEOUS
14.01    Representative.
(a)    Designation. The Representative is hereby designated to serve as the Representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Representative. Purchaser acknowledges and agrees that with respect to certain claims hereunder as described in the Letter Agreement, Terrance R. Ahern shall be the Representative hereunder.
(b)    Authority. Upon the execution of this Agreement pursuant to the Delaware General Corporation Law, the Sellers hereby irrevocably constitute and appoint the Representative as the representative, agent, proxy, and attorney‑in‑fact for each of the Sellers for all purposes authorized under this Agreement, including the full power and authority on the Sellers' behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Seller's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to disburse, or to instruct the Paying Agent to disburse, any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Units and the Blocker Units and execute such further instruments of assignment as the Purchaser shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto (viii) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (ix) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; and (x) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a "Former Holder") and, as a result, the agency and power of attorney conferred by this Section 14.01(b) is revoked by operation of law, it shall not be a breach by such Former Holder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Holder (each a "Successor Holder") confirms the appointment of the Representative as agent and attorney-in-fact for such Successor Holder. In addition, if the agency and power of attorney conferred by this Section 14.01(b) is revoked by operation of law and thereafter not reconfirmed by the Successor Holder prior to the Closing, such revocation shall not be deemed a breach by the Successor Holder of any of the provisions of this Agreement, provided that the Units or the Blocker Units held by such Successor Holder are delivered for transfer to the Purchaser at the Closing as contemplated by Section 1.01, and provided further that such Successor Holder executes and delivers such other certificates, documents or instruments that would have been delivered on its behalf by the Representative had such Successor Holder reconfirmed the agency and power of attorney conferred by this Section 14.01(b). All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
(c)    Authority; Indemnification. By executing this Agreement, each Seller agrees that the Purchaser and the Company shall be entitled to rely on any action taken by the Representative, on behalf of such Seller, pursuant to Section 14.01(b) above (an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller ratifies and confirms everything done in such Seller's name by the Representative under this Agreement. The Purchaser agrees that the Representative, as the Representative, shall have no liability to the Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or a Willful Breach. Each Seller (in accordance with its Pro Rata Portion) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Representative against all fees, costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.
(d)    Exculpation. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any liability imposed by law for Willful Misconduct. The Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Seller any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.
(e)    If the Representative Holdback Amount is insufficient to reimburse the Representative in full, the Representative may instruct the Paying Agent, when making any payments to the Sellers pursuant to Section 1.09, to direct to the Representative sufficient funds from such payments to the Sellers to pay the amount of any such shortfall to the Representative. Such payment to the Representative shall be deducted from the funds otherwise being directed to the Sellers, and allocated among the Sellers on a pro rata basis.
14.02    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. For the avoidance of doubt, the parties acknowledge and agree that the Representative and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with their fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser or, after the Closing, the Company have any right to use the name or mark of the Representative or any of its Affiliates, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of the Representative.
14.03    Expenses. Except as otherwise expressly provided herein, the Sellers, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the Transaction Expenses as provided in Section 2.02(e).
14.04    Acknowledgment of the Purchaser.
(a)    Each party knowingly, willingly, irrevocably and expressly acknowledges and agrees on its own behalf that it is not relying nor has it relied on any express or implied representations or warranties, whether contained in any management presentation, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties expressly made, for the benefit of the Purchaser, by the Company in Article IV, the Blocker Corp in Article V and the Sellers in Article VI, or for the benefit of the Sellers, by the Purchaser in Article VII, in each case, as qualified by the Disclosure Schedules and the terms and conditions (including limitations and exclusions) of this Agreement and that it is not relying on failure to disclose any information that is not required to be disclosed pursuant to this Agreement (whether as an exception to a representation or warranty (in order to make such representation or warranty true and correct) or otherwise).
(b)    Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser of the Company and its Subsidiaries, the Purchaser and its Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in any management presentation, the datasite, management meetings, etc.) (collectively, "Projections"). The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf, and on behalf of the Purchaser Parties, that (i) such Projections are being provided solely for the convenience of the Purchaser Parties to facilitate their own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Purchaser Parties are familiar with such uncertainties, and (iv) the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections). For the avoidance of doubt, the limitations set forth herein shall not limit the calculations set forth herein with respect to the Revenue Run Rate Components, the Aggregate Base Revenue Run Rate, the Closing Cash Consideration or the Final Cash Consideration or any component thereof.
(c)    Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Parties, that it will not assert, institute or maintain, and will cause the Purchaser Parties not to assert, institute or maintain, any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 14.04, including any such action, suit, claim, investigation, or proceeding with respect to a Purchaser Party's use of any management presentation, the datasite or the Projections, in each case whether written or oral, provided to them by any Seller Party or any Seller's party's failure to disclose any information not required to be disclosed pursuant to this Agreement (whether as an exception to a representation or warranty (in order to make such representation or warranty true and correct) or otherwise).
(d)    The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Parties, that the agreements contained in this Section 14.04 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of Section 14.05; and (ii) are an integral part of the transactions contemplated hereby and that, without these agreements set forth in this Section 14.04, the Company and the Sellers would not enter into this Agreement.
14.05    Survival; Certain Waivers.
(a)    Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Closing Date, and nothing in this Section 14.05(a) will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that the Purchaser will also be liable for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing, and that nothing herein will limit or affect the Purchaser's or any of its Affiliates' liability for the failure to pay the Closing Consideration and the Additional Consideration (in whole or in part) or pay any other amounts payable by them (in whole or in part) as and when required by this Agreement).
(b)    The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Parties, that the agreements contained in this Section 14.05 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival or exclusive remedy provisions of this Section 14.05; and (ii) are an integral part of the transaction contemplated hereby and that, without the agreements set forth in this Section 14.05, the Company and the Sellers would not enter into this Agreement.
14.06    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) or e-mail to the number or e-mail address, as applicable, set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser and, after the Closing, the Company:

Notices to the Purchaser and, after the Closing, the Company:

NorthStar Asset Management Group Inc.
399 Park Avenue
18th Floor
New York, NY 10022
Attn: Ronald Lieberman
Facsimile No.: (212) 547-2704
Email Address: rlieberman@nsamgroup.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attn: Mitchell S. Eitel
Robert W. Downes
Facsimile No.: (212) 547-2704
(212) 291-9043
Email Address: eitelm@sullcrom.com
downesr@sullcrom.com

Notices, prior to the Closing, to the Company:

Townsend Holdings LLC
1660 W. 2nd St. #450
Cleveland, Ohio 44113
Attn: Terrance R. Ahern
Joseph Olszak
Facsimile No.: (216) 781-1407
Email Address: tahern@townsendgroup.com
jolszak@townsendgroup.com

with copies to (which shall not constitute notice):

GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Collin E. Roche
Michael S. Hollander
Facsimile No.: (312) 382-2201
Email Address: croche@gtcr.com
mike.hollander@gtcr.com
and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Stephen L. Ritchie, P.C.
Ryan D. Harris, P.C.
Facsimile No.: (312) 862‑2200
Email Address: sritchie@kirkland.com
ryan.harris@kirkland.com

Notices to the Representative:

Townsend Acquisition LLC
c/o GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Collin E. Roche
Michael S. Hollander
Facsimile No.: (312) 382-2201
Email Address: croche@gtcr.com
mike.hollander@gtcr.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Stephen L. Ritchie, P.C.
Ryan D. Harris, P.C.
Facsimile No.: (312) 862‑2200
Email Address: sritchie@kirkland.com
ryan.harris@kirkland.com

Notices to the Sellers:

Townsend Acquisition LLC
c/o GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Collin E. Roche
Michael S. Hollander
Facsimile No.: (312) 382-2201
Email Address: croche@gtcr.com
mike.hollander@gtcr.com

Sinclair Group, Inc.
29100 Lake Road
Bay Village, OH 44140
Attn: Terrance R. Ahern
Facsimile No.: (216) 781-1407
Email Address: tahern@townsendgroup.com

Management Sellers
To the address set forth on Schedule A

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Stephen L. Ritchie, P.C.
Ryan D. Harris, P.C.
Facsimile No.: (312) 862‑2200
Email Address: sritchie@kirkland.com
ryan.harris@kirkland.com
Or to such other address with respect to a party as such party notifies the other in writing as above provided.

14.07    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of, the Representative. Notwithstanding the foregoing, the Purchaser may assign any of its rights, or delegate any of its obligations, hereunder to any Affiliate of the Purchaser; provided that no such assignment or delegation shall relieve the Purchaser from any obligation hereunder. In addition, notwithstanding the foregoing, Sellers may assign their rights to receive payments pursuant to Section 1.08 and to receive a portion of the Escrow Funds pursuant to the Letter Agreement.
14.08    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties' intent with respect to such provision.
14.09    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an "Article," "Section," "Exhibit," "Disclosure Schedule" or "Schedule" shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The phrase "in the ordinary course" or "in the ordinary course of business" means "in the ordinary course of business consistent with past practice." Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.
14.10    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article IV (other than the representation in the first sentence of Section 4.07), Article V and Article VI of the Agreement whether or not such representations and warranties refer to such Schedule or any Schedule to the extent its relevance is reasonably apparent; provided that the disclosures and information in the Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in Article IV, Article V and Article VI. In the event a subject matter is addressed in more than one representation and warranty in Article IV, Article V and Article VI, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company and located at www.rrdvenue.com, such document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to the Purchaser by the Company, but, for clarity, shall not be deemed included in the Disclosure Schedules or otherwise "disclosed" against any representation, warranty or covenant in this Agreement.
14.11    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative. Notwithstanding anything to the contrary contained herein, this Section 14.11, Section 14.13, Section 14.17, Section 14.18 and Section 14.20 may not be amended, modified, waived or terminated in a manner that adversely affects in any respect the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the commitment letter in respect of the Debt Financing.
14.12    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
14.13    Third‑Party Beneficiaries. Section 9.02 and the exclusive remedies provisions of Section 14.05 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and their heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided that each of the Debt Financing Sources is an express third-party beneficiary of, and shall be entitled to rely on and enforce, Section 14.11, Section 14.13, Section 14.17, Section 14.18, and Section 14.20.
14.14    Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto,

to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
14.15    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
14.16    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto (other than Section 14.20 of this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
14.17    Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.06 shall be deemed effective service of process on such party.
14.18    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING (INCLUDING ANY PROCEEDING REFERRED TO IN SECTION 14.20), AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND

CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
14.19    Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Notwithstanding the foregoing, the parties agree that a party's breach or alleged breach of this Agreement shall not constitute grounds for any objection or opposition to such party's right to specific performance. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.19 will not be required to provide any bond or other security in connection with any such injunction or injunctions. If, prior to the Outside Date, any party hereto brings any action, in each case in accordance with Section 14.17, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.
14.20    Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the Sellers, on behalf of themselves and their Affiliates and representatives, hereby (i) acknowledge that none of the Debt Financing Sources shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Financing, the related commitment letter or the performance thereof, (ii) waive any rights or claims against any of the Debt Financing Sources in connection with this Agreement, the Financing or the related commitment letter, whether at law or equity, in contract, in tort or otherwise, and (iii) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby. With respect to any dispute or proceeding relating to this Section 14.20, the Sellers, on behalf of themselves and their Affiliates and representatives, (a) agree that all issues and questions concerning the construction, validity, interpretation and enforceability of this Section 14.20 shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, (b) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (b), the "Applicable Courts"), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (c) waive, to the fullest extent they may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (d) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (e) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit or any other manner provided by law. Nothing in this Section 14.20 is intended to, or shall, affect the rights or remedies of the actual parties to the Debt Commitment Letter related to the Debt Financing or the Debt Financing Documents therefor.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first above written.

TOWNSEND HOLDINGS LLC

By:	/s/ Terrance R. Ahern
Name: Terrance R. Ahern
Its: Chief Executive Officer

NORTHSTAR ASSET MANAGEMENT GROUP INC.
By:	/s/ Albert Tylis
Name: Albert Tylis
Its: CEO and President

SINCLAIR GROUP, INC.
By:	/s/ Terrance R. Ahern
Name: Terrance R. Ahern
Its: Chief Executive Officer

GTCR PARTNERS X/B LP
By:	GTCR Investment X LLC
Its:	General Partner
By:	/s/ Collin E. Roche
Name: Collin E. Roche
Its: Authorized Signatory

GTCR FUND X/C LP
By:	GTCR Partners X/A&C LP
Its:	General Partner
By:	GTCR Investment X LLC
Its:	General Partner
By:	/s/ Collin E. Roche
Name: Collin E. Roche
Its: Authorized Signatory

Signature Page to Securities Purchase Agreement

TOWNSEND ACQUISITION LLC
By:	/s/ Collin E. Roche
Name: Collin E. Roche
Title: Authorized Officer

GTCR/AAM BLOCKER CORP.
By:	/s/ Collin E. Roche
Name: Collin E. Roche
Its: President and Assistant Secretary

/s/ Anthony D. Frammartino

ANTHONY D. FRAMMARTINO
/s/ Micolyn M. Magee

MICOLYN M. MAGEE
/s/ Joseph P. Olszak

JOSEPH P. OLSZAK
/s/ Martin J. Rosenberg

MARTIN J. ROSENBERG
/s/ Rob M. Kochis

ROB M. KOCHIS
/s/ Michael J. Golubic

MICHAEL J. GOLUBIC
/s/ John P. Koch

JOHN P. KOCH

Signature Page to Securities Purchase Agreement